UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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NEWPARK RESOURCES, INC.

(Name of Registrant as Specified In Its Charter)

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April 27, 2010

Dear Fellow Stockholder:

At the request of the Board of Directors, you are cordially invited to attend the 2010 Annual Meeting of Stockholders of Newpark Resources, Inc., which will be held on Thursday, June 10, 2010, at 10:00 a.m., Central Daylight Time, at The Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380. Both your Board of Directors and I hope you will be able to attend.

There are two items on this year’s agenda:

(1) the election of six directors to the Board of Directors; and

(2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010.

These items are described fully in the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

Whether or not you plan to attend the Annual Meeting, it is important that you study carefully the information provided in the Proxy Statement and vote. Please promptly vote your shares by telephone, by the internet or, if the Proxy Statement was mailed to you, by marking, signing, dating and returning the proxy card in the prepaid envelope so that your shares can be voted in accordance with your wishes.

Sincerely,

PAUL L. HOWES
President and Chief Executive Officer

NEWPARK RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 10, 2010

To the Stockholders of Newpark Resources, Inc.

The Annual Meeting of Stockholders of Newpark Resources, Inc., a Delaware corporation, will be held on Thursday, June 10, 2010, at 10:00 a.m., Central Daylight Time, at The Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

(1) To elect six directors;

(2) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010; and

(3) To consider and act upon other business that may properly come before the Annual Meeting or any adjournment or postponement.

Only stockholders of record at the close of business on April 12, 2010, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement. A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting at our executive offices, 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please promptly vote your shares by telephone, by the internet or, if this Proxy Statement was mailed to you, by marking, signing, dating and returning it as soon as possible in the enclosed postage prepaid envelope in order that your vote be cast at the Annual Meeting. The giving of your proxy will not affect your right to vote in person should you later decide to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

BY ORDER OF THE BOARD OF DIRECTORS NEWPARK RESOURCES, INC.

Mark J. Airola
Vice President, General Counsel, Chief
Administrative Officer and Secretary

The Woodlands, Texas
Dated: April 27, 2010

NEWPARK RESOURCES, INC.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381

PROXY STATEMENT
APRIL 27, 2010

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Newpark Resources, Inc. for the Annual Meeting of Stockholders to be held at The Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380 on Thursday, June 10, 2010, at 10:00 a.m., Central Daylight Time, and any postponements or adjournments of the Annual Meeting.

Record Date and Outstanding Shares

Only stockholders of record at the close of business on April 12, 2010 are entitled to receive notice of and to vote at the Annual Meeting. On that date, we had outstanding 88,908,325 shares of common stock, each of which is entitled to one vote upon each proposal presented at the Annual Meeting.

Notice of Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement and related materials available over the internet under the “notice and access” delivery model. The “notice and access” rule removes the requirement for public companies to automatically send its stockholders a printed set of proxy materials and allows them instead to deliver to their stockholders a “Notice of Internet Availability of Proxy Materials” and to provide access to the documents over the internet. A Notice of Internet Availability of Proxy Materials was first mailed to all stockholders of record on or about April 27, 2010. The Notice is not a form for voting, and presents an overview of the more complete proxy materials which contain important information and are available on the internet and by mail. Stockholders are encouraged to access and review the proxy materials before voting.

This Proxy Statement, the form of proxy and voting instructions are being made available on or about April 27, 2010 at www.proxyvote.com. You may also request a printed copy of this Proxy Statement and the form of proxy by telephone at 1-800-579-1639, via the internet at www.proxyvote.com or by email in accordance with the instructions given on the Notice of Internet Availability of Proxy Materials. Our Annual Report to Stockholders, including financial statements, for the fiscal year ended December 31, 2009, is being made available at the same time and by the same method described above. The Annual Report to Stockholders is not to be considered as part of the proxy solicitation material or as having been incorporated by reference.

Any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by making such request via the internet, email or by telephone. A request to receive proxy materials in printed form or electronically by email will remain in effect until the request is terminated by the stockholder.

Voting Information

Stockholders may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record for you to follow in order to vote your shares.

Revocation of Proxies

Any stockholder giving a proxy may revoke the proxy before it is voted by notifying our Secretary in writing before or at the Annual Meeting, by providing a proxy bearing a later date to our Secretary, by voting again via the internet or telephone, or by attending the Annual Meeting and expressing a desire to vote in person. If you are a beneficial owner and wish to change your vote, you must contact the bank, broker or other holder of record that holds your shares prior to the Annual Meeting to assist you with this process. Subject to this revocation, all proxies will be voted as directed by the stockholder on the proxy card. If no choice is specified, proxies will be voted:

•	“FOR” the election of the directors nominated by the Board of Directors, and

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010.

The proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. Management is not currently aware of, nor does it intend to present at the Annual Meeting, any such other matters.

Your cooperation in promptly voting your shares via internet or telephone or, if you received this Proxy Statement by mail, by returning the enclosed proxy, will reduce our expenses and enable our management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

Quorum

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum.

Beneficial Ownership

A “broker non-vote” occurs on an item of business at a meeting of stockholders when shares held by a nominee for a beneficial owner are present or represented at the meeting, but the nominee does not have voting power for that particular item of business and has not received instructions from the beneficial owner. Your nominee does not have authority to vote your shares at the Annual Meeting on the election of the directors nominated by the Board of Directors unless the nominee has received explicit instructions from you with respect to that item. Therefore, if the nominee does not receive voting instructions from you with respect to the election of directors, the nominee will not be able to vote your shares on that item, and, consequently, your shares will be considered a “broker non-vote” with respect to election of the directors nominated by the Board of Directors. However, a nominee who holds your shares in its name is permitted to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm even if the nominee does not receive voting instructions from you.

Election of Directors

A plurality vote is required for the election of directors. The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withheld” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election. Brokers who have not received voting instructions from the beneficial owner do not have the discretionary authority to vote on the election of directors. Therefore, broker non-votes will not be considered in the vote totals and will have no effect on the election of the directors. However, as described in greater detail below under the heading “Corporate Governance Guidelines and Code of Ethics,” our Board of Directors has adopted a majority vote policy which applies to the election of directors. Under this policy, in an uncontested election

(i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of “withheld” votes from his election than votes “for” his election is required to tender his resignation to the Chairman of the Board. Consequently, the number of “withheld” votes with respect to a nominee will affect whether or not our majority vote policy will apply to that individual.

Approval of Other Matters

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010 and all other matters submitted to a vote of the stockholders, other than the election of directors, require the affirmative vote of a majority of the shares present or represented at the Annual Meeting. Abstentions are not counted for purposes of the election of directors. Abstentions are counted in tabulations of the votes cast on other proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal. Broker non-votes, if any, will not be considered in the tabulation of votes.

Solicitation of Proxies

The cost of preparing, printing and delivering this Proxy Statement, the Notice of Annual Meeting and the form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by us. In addition to this distribution, officers and other regular employees of ours may solicit proxies personally, electronically or by telephone, but no additional compensation will be paid to these individuals on account of these activities. We will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them of record.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees and Voting

Six directors are to be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until his successor has been elected. The Board of Directors has nominated for election as directors the six persons named below on the recommendation of the Nominating and Corporate Governance Committee. All nominees are incumbent directors.

The Board of Directors recommends that the stockholders vote “FOR” the election of these nominees. Unless directed otherwise, the persons named in the enclosed proxy intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. All of the Board’s nominees have indicated that they are able and willing to serve as directors. If for any reason one or more of these nominees are unable to serve, the persons named in the enclosed proxy will vote instead for another person or persons that the Board of Directors may recommend, or the number of directors may be reduced.

Please note that this year the rules regarding how brokers may vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

The following table sets forth certain information as of April 12, 2010, with respect to the Board’s nominees:

		Director
Name of Nominee	Age	Since

Jerry W. Box	71	2003
Gary L. Warren	60	2005
Paul L. Howes	54	2006
David C. Anderson	68	2006
James W. McFarland, Ph.D.	64	2006
G. Stephen Finley	59	2007

Business Experience of Director Nominees during the Past Five Years

Jerry W. Box joined our Board of Directors in March 2003. Mr. Box currently serves as our Chairman of the Board. Previously he served as Chairman of our Compensation Committee. Mr. Box retired as President, Chief Operating Officer and director of Oryx Energy Company in 1999, after more than 30 years in the oil and gas exploration industry. Since June 2005, Mr. Box has served as a director of Cimarex Energy Co., an independent oil and gas exploration and production company listed on the New York Stock Exchange, with principal operations in the Mid-Continent, Gulf Coast, Permian Basin and Gulf of Mexico. Mr. Box serves on the Compensation and Governance Committee of Cimarex. Prior to that, from 1999 until June 2005, Mr. Box served as a director of Magnum Hunter Resources, Inc., an independent exploration and development company listed on the New York Stock Exchange. He also served as Chairman of the Board of Magnum Hunter from October 2004 to June 2005.

Mr. Box brings to the Board his extensive experience in, and knowledge of the oil and gas industry, in general, and exploration and production companies, in particular, providing valuable insight into the primary market for our products and services. His service as a director of other public companies, including his prior role as Chairman of Magnum Hunter, also provides Mr. Box with knowledge and experience important for his service on our Board of Directors in the areas of corporate governance, strategic direction and public company executive compensation.

Gary L. Warren joined our Board of Directors in December 2005. Mr. Warren is currently Chairman of the Nominating and Corporate Governance Committee and is also a member of the Audit Committee. Previously, Mr. Warren has served as a member of the Nominating and Corporate Governance Committee. From October 1999 until his retirement in September 2005, Mr. Warren served as President of the Drilling and Well Services Division and Senior Vice President of Weatherford International Ltd., a provider of mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. From June 2006 until September 2008, Mr. Warren served as a director of Horizon North Logistics Inc., a Canadian-based publicly-traded service company which provides a diverse mix of products and services to the oil and gas, mining, forestry and pipeline industries focused primarily on Canada’s northern frontiers and Northwest Territory. Mr. Warren served on Horizon’s Compensation, Audit and Nominating and Corporate Governance Committees until September 2008. Mr. Warren also served as a director on the Board of ZCL Composites Inc., from December 2007 until May 2008. ZCL is a Canadian-based publicly-traded fiberglass and composite tank manufacturing company serving the oil and gas, petrochemical and water industries in both the United States and Canada, as well as several international locations. Mr. Warren currently serves as a Director of Trican Well Service Ltd, a Calgary-based, publicly-traded company that provides pressure pumping and related oil field services in Canada, the United States, Russia and many other international locations. Mr. Warren is currently a member of Trican’s Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Warren has an extensive background in the oil and gas services business, and his experience provides us with insight into our customers, competitors and suppliers. With over 20 years experience as an executive in the industry, and much of it on a global basis, he has the ability to offer guidance and direction regarding our expansion in international markets. Mr. Warren also brings to our company his knowledge in the areas of business and operations management.

Paul L. Howes joined our Board of Directors and was appointed our Chief Executive Officer in March 2006. In June 2006, Mr. Howes was also appointed as our President. Mr. Howes’ career has included experience in the defense industry, chemicals and plastics manufacturing, and the packaging industry. Following the sale of his former company in October 2005 until he joined our Board of Directors in March 2006, Mr. Howes was working privately as an inventor while engaging in consulting and private investing activities. From 2002 until October 2005, he served as President and Chief Executive Officer of Astaris LLC, a primary chemicals company headquartered in St. Louis, Missouri, with operations in North America, Europe and South America. Prior to this, from 1997 until 2002, he served as Vice President and General Manager, Packaging Division, for Flint Ink Corporation, a global ink company headquartered in Ann Arbor, Michigan with operations in North America, Europe, Asia Pacific and Latin America.

Mr. Howes’ background includes a strong understanding of industrial and chemical manufacturing processes and practices, much of which is directly applicable to our products and services. Based on his experience in both larger and smaller companies, he offers leadership and insight into best management practices, employee development, compensation, marketing and operations. He also has previous experience with leading an executive team, in both domestic and international markets.

David C. Anderson joined our Board of Directors in September 2006. Mr. Anderson is currently Chairman of the Compensation Committee and serves as a member of the Nominating and Corporate Governance Committee. Previously, Mr. Anderson served as Chairman of the Nominating and Corporate Governance Committee and as a member of the Compensation Committee. Since 2003, Mr. Anderson has been the Chief Executive Officer of Anderson Partners, a firm he formed which provides senior-level executive search and related management consulting services to corporations and private equity, venture capital and professional services firms. Prior to this, from 1992 to 2003, he served in various management positions for Heidrick & Struggles, Inc., also an executive search firm, including President and Chief Operating Officer from 2001 to 2003. At Heidrick & Struggles, he participated in the development of the strategy to merge the domestic operations with the international business unit leading to a successful initial public offering. Mr. Anderson also served as a member of the Board of Directors of Heidrick & Struggles from 1996 through 1999, continuing as a director after the public offering through 2002.

Mr. Anderson has extensive experience with public company executive compensation, recruitment, development and succession planning. Past experience has given Mr. Anderson valuable insight in the areas of public company management, as well as business strategy development. Further, since joining the Board, Mr. Anderson served as Chairman of a Special Litigation Committee of our Board, providing him with experience in conducting internal investigations and risk assessment.

James W. McFarland, Ph.D. joined our Board of Directors in November 2006. Dr. McFarland currently serves as a member of the Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee. Previously, Dr. McFarland served as Chairman of the Compensation Committee. Dr. McFarland is the Rolanette and Berdon Lawrence Distinguished Chair in Finance and Professor of Finance and Economics in the A. B. Freeman School of Business at Tulane University. Dr. McFarland has continuously served as a member of Tulane’s faculty since joining the university in 1988. He also serves as the Executive Director of the Tulane Energy Institute. Previously, Dr. McFarland was the Dean of the Freeman School from July 1, 1988 through June 30, 2005. Prior to joining the faculty at Tulane, he was the Dean of the College of Business Administration at the University of Houston. Dr. McFarland also has served on the faculties of Texas A&M University, the University of Louisiana-Lafayette, the University of Rhode Island, and the University of New Mexico. In addition to his academic appointments, he has worked as a researcher for the University of California Los Alamos National Laboratory and the Presidential Commission on the Nation’s Water Resources. Dr. McFarland also serves on the Board of Directors and the Compensation Committee of Stewart Enterprises, Inc., a publicly-traded company.

Dr. McFarland’s teaching and research areas are econometrics, energy and resource economics, international finance, statistics and strategy. His extensive work in these areas contributes to the Board of

Directors a solid understanding of the energy industry, best practices in business management and expertise in financial analysis. Further, since joining the Board, Dr. McFarland served on the Special Litigation Committee of our Board, providing him with experience in conducting internal investigations and risk assessment.

G. Stephen Finley joined our Board of Directors in June 2007. Mr. Finley currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee. Previously, Mr. Finley has served as a member of the Audit Committee. Mr. Finley served as the Senior Vice President, Finance & Administration and Chief Financial Officer of Baker Hughes Incorporated from April 1999 to his retirement from that company in April 2006. Prior to that, from February 1982 to April 1999, Mr. Finley held various financial and administrative management positions with Baker Hughes. From June 2006 until June 2008, Mr. Finley served as a member of the Board of Directors of Ocean Rig ASA, which was a Norway-based drilling contractor that was listed on the Oslo, Norway stock exchange. He served on the Nominations and Governance Committee and as Chairman of the Audit Committee of Ocean Rig ASA. Since November 2006, Mr. Finley has served as a member of the Board of Directors, a member of the Audit Committee and Chairman of the Compensation Committee of Exterran GP, LLC, which is the general partner of Exterran, L.P., a publicly traded limited partnership which provides natural gas compression services and products. Mr. Finley also serves on the Board of Directors of a privately held company, Total Safety U.S., Inc., a global provider of integrated safety strategies and solutions for hazardous environments.

Mr. Finley has brought to the Board of Directors a deep understanding of both the oil and gas industry and the energy services business. Mr. Finley has extensive knowledge in the areas of accounting, auditing, and compliance, both of domestic and international businesses. Moreover, his knowledge of the energy services business provides the Board of Directors with a valuable resource in its assessment of our performance, opportunities, risks and strategy.

No family relationships exist among any of our directors or executive officers.

SEC Investigation

On March 12, 2007, we were advised that the SEC opened a formal investigation into the matters disclosed in Amendment No. 2 to our Annual Report on Form 10-K/A filed on October 10, 2006. We have and will continue to cooperate fully with the SEC’s investigation. On July 16, 2009, the SEC filed a civil lawsuit against our former Chief Financial Officer, the former Chief Financial Officer of our Soloco business unit and one former vendor in connection with the transactions that were described in the Amended Form 10-K/A. Subsequently, the SEC announced that it reached a settlement of its claims against the former vendor. We have not been named as a defendant in this lawsuit.

CORPORATE GOVERNANCE

General

Under Delaware law, our business and affairs are managed under the direction of the Board of Directors. The Board of Directors establishes broad corporate policies, has responsibility for our overall performance and direction and authorizes various types of transactions but is not involved in the details of day-to-day operations. Members of the Board of Directors keep informed of our business by participating in Board and committee meetings, by reviewing reports and other materials provided to them and through discussions with the Chief Executive Officer and other officers. All members of the Board of Directors, other than our President and Chief Executive Officer, Mr. Howes, satisfy the independence requirements of the NYSE.

Each director is elected to a one-year term. Our Board of Directors held seventeen meetings during 2009. Each director attended at least 75% of the meetings of the Board of Directors held while serving as a member of the Board of Directors and of each committee of which he was a member that was held during the time he was a member.

In March 2005, the Board of Directors chose to separate the roles of Chairman of the Board and Chief Executive Officer. In June 2007, the Board of Directors elected Mr. Box as non-executive Chairman of the Board of Directors. The principal responsibilities of the non-executive Chairman of the Board are:

•	To manage the organization, functioning and affairs of the Board of Directors, in order to enable it to meets its obligations and responsibilities;

•	To facilitate the functioning of the Board of Directors independently of management and maintain and enhance the governance quality of the company and the Board;

•	To interact regularly with the Chief Executive Officer and his staff on major strategy issues, handling of major business issues and opportunities, matters of corporate governance and performance issues, including providing feedback of other Board members and acting as a “sounding board” for the Chief Executive Officer;

•	Together with the Chair of the Compensation Committee, to conduct a formal evaluation of the Chief Executive Officer’s performance at least annually; and

•	To lead the Board of Directors in the execution of its responsibilities to the stockholders.

Given the substantial overlap of the duties of a non-executive Chairman of the Board and a lead independent director, the Board of Directors determined there is no need at this time to designate a lead independent director. A complete description of the responsibilities of the non-executive Chairman of the Board is set forth in a charter adopted by the Board of Directors, a copy of which is available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com.  A description of the powers and duties of the Chairman of the Board also is set forth in our Amended and Restated Bylaws.

Corporate Governance Guidelines and Code of Ethics

Corporate Governance Guidelines

We are committed to adhering to sound principles of corporate governance and have adopted Corporate Governance Guidelines that the Board of Directors believes promote the effective functioning of the Board of Directors, its committees and our company. The Corporate Governance Guidelines conform to the NYSE corporate governance listing standards and SEC rules and address, among other matters, director qualifications, independence and responsibilities, majority vote principles, Board committees, Board access to senior management, the independent accountants and other independent advisors, compensation of directors and assessments of committee performance. The Corporate Governance Guidelines are available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com and are also available, without charge, upon request to our Corporate Secretary at Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

Majority Vote Policy

Our Corporate Governance Guidelines provide for a majority vote principle in connection with the election of our directors. Under our Corporate Governance Guidelines, in an uncontested election (i.e., an election where the number of nominees is not greater than the number of directors to be elected), any nominee who receives a greater number of votes “withheld” from his election than votes “for” his election must promptly tender his resignation to the Chairman of the Board unless he has previously submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines. The Corporate Governance Guidelines also provide that the Board of Directors may require, in order for any incumbent director to become a nominee for further service on the Board of Directors, that the incumbent director submit to the Board of Directors an irrevocable resignation. The irrevocable resignation will be conditioned upon, and shall not become effective until there has been (i) a failure by that nominee to receive more votes “for” his election than votes “withheld” from his election in any uncontested election of directors and (ii) acceptance of the resignation by the Board of Directors. In the event a director receives a greater number of votes “withheld”

from his election than “for” his election, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors regarding the action to be taken with respect to the tendered resignation. A director whose resignation is being considered will not participate in any committee or Board of Directors meetings where the consideration is his resignation. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote, and the Board of Directors will promptly and publicly disclose its decision. Each of the nominees for election to the Board of Directors has submitted an irrevocable resignation in accordance with our Corporate Governance Guidelines.

Stock Ownership Guidelines

To encourage our non-employee directors to achieve and maintain an appropriate ownership interest in our company, the Board of Directors approved stock ownership guidelines. Section 8 of the Governance Guidelines requires each of our non-employee directors to own shares of our common stock valued at three times his annual cash retainer. Non-employee directors who were serving on our Board of Directors on March 7, 2007 will have five years from that date to obtain the required level of stock ownership. Non-employee directors elected to the Board of Directors after March 7, 2007 will have five years from the date of election to reach the required level of stock ownership. In the event of an increase in the annual cash retainer, the non-employee directors will have three years from the effective date of the increase to acquire any additional shares needed to meet the stock ownership guidelines.

Code of Ethics

The Board of Directors also has adopted a Code of Ethics for Senior Officers and Directors that applies to all directors, our principal executive officer, principal financial officer, principal accounting officer or controller, and other senior officers. The Code of Ethics contains policies and procedures applicable to our directors and supplements our Corporate Compliance and Business Ethics Manual which is applicable to all of our employees including our principal executive officer, principal financial officer, principal accounting officer and other senior officers. The purposes of the Code of Ethics, among other matters, are to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Code of Ethics promotes full, fair, accurate, timely and understandable disclosure in reports and other documents that we file with, or submit to, the SEC and in other public communications. The Code of Ethics also requires compliance with applicable governmental laws, rules and regulations including, without limitation, “insider trading” laws. The Code of Ethics further requires the prompt internal reporting of violations of the Code of Ethics to an appropriate person or persons and accountability for adherence to the Code of Ethics.

Any amendments to, or waivers of, the Code of Ethics with respect to our principal executive officer, principal financial officer or principal accounting officer or controller, or persons performing similar functions, will be disclosed in a Current Report on Form 8-K, which will be available on our website, promptly following the date of the amendment or waiver.

Copies of our Code of Ethics for Senior Officers and Directors and our Corporate Compliance and Business Ethics Manual are available in the “Governance Documents” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Related Person Transactions and Procedure

While we have not adopted a separate and formal policy for reviewing transactions in which “related persons” (directors, director nominees and executive officers or their immediate family members, or stockholders owning 5% or greater of our outstanding stock) have a direct or indirect material interest, our General Counsel and Chief Administrative Officer oversees our conflict of interest policy, which is included in both our Code of Ethics and our Corporate Compliance and Business Ethics Manual. Our conflict of interest policy applies to directors, officers and employees and is intended to avoid situations in which any of those persons has a potential or actual conflict of interest with us. Under our policy, conflicts of interest are prohibited and an officer, director or employee must promptly disclose any conflict of interest, including any transactions or relationships involving a potential conflict of interest. The conflicts of interest/corporate opportunity policy prohibits transactions and activities in which:

•	the related person exploits his or her position with us for inappropriate personal gain, including taking advantage of non-public information about us, our clients or vendors;

•	the related person causes us to engage in transactions with family members or friends of the related person;

•	the related person acquires or has a financial interest in our customers, vendors or competitors;

•	the related person takes for himself or herself or his or her family members opportunities that arise through the use of corporate property, information or position;

•	the related person uses corporate property, information or position for personal gain;

•	an officer or employee works for, or serves as a director or officer for or acts as a consultant to one of our competitors, customers, suppliers or contractors;

•	an officer or director may handle a transaction that is or could be used as a conflict because of a material connection with the individual or company involved; or

•	the related person receives from us or any of our customers or suppliers loans or guaranties of obligations.

Any director, officer or employee involved in any of the types of transactions described in our conflict of interest policy should immediately and fully disclose the relevant circumstances to the General Counsel, Audit Committee or the Board of Directors, in the case of a director or officer, or his or her immediate supervisor or the General Counsel and Chief Administrative Officer in the case of an employee, for a determination as to whether a potential or actual conflict of interest exists. Where appropriate, the General Counsel and Chief Administrative Officer will bring the potential or actual conflict of interest to the Audit Committee or the entire Board of Directors for review.

In addition, our executive officers, directors and director nominees complete annual questionnaires intended to identify any related-person transactions. All executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members that could reasonably be expected to give rise to a reportable related person transaction. Any potential related person transactions that are identified in the questionnaires are subject to review by the Audit Committee or the entire Board of Directors to determine whether it is advisable for us to amend or terminate the transaction. If a member of the Board of Directors is involved in the transaction, that director will be recused from all discussions and decisions about the transaction. Any transaction must be approved in advance wherever practicable, and if not practicable, is subject to review as promptly as practicable.

Director Independence

The Board of Directors has determined that Messrs. Anderson, Box, Finley, McFarland, and Warren are “independent directors” as that term is defined in the listing standards of the NYSE. In making these determinations regarding independence, the Board of Directors evaluated commercial, consulting, charitable, familial, and other relationships with each of its directors and entities of which he is an executive officer, partner, member, and/or significant stockholder. As part of this evaluation, the Board of Directors noted that none of the directors received any consulting, advisory, or other compensatory fees from us (other than for services as a director) or is a partner, member, or principal of an entity that provided accounting, consulting, legal, investment banking, financial, or other advisory services to our company, and none of the express disqualifications contained in the NYSE rules apply to any of them. Based on this independence review and evaluation, and on other facts and circumstances the Board of Directors deemed relevant, the Board of

Directors, in its business judgment, determined that all of our directors and nominees are independent, with the exception of Mr. Howes who is our President and Chief Executive Officer.

Executive Sessions of Non-Management Directors

Our Corporate Governance Guidelines require the non-management directors to meet at least twice each year in executive session, without management present. However, management employees may be invited to attend portions of these meetings if deemed appropriate by the non-management directors to provide information necessary for the meetings. The executive sessions in 2009 were presided over by Mr. Box as our non-executive Chairman of the Board.

Interested parties may direct their concerns to the Chairman of the Board or to any other non-management director or directors by following the procedures set forth in the section below entitled “Stockholder Communication with Board Members.”

Board Leadership and Risk Management

The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for our company. Our current Board leadership structure separates the role of Chairman and CEO. The Board believes that part of an effective Board leadership structure is to have either an independent director as the Chairman or to designate a Lead Director. The Nominating and Corporate Governance Committee and the Board currently believe that the separation of the role of CEO and Chairman (who is an independent director), is appropriate because it provides, among other things, sufficient independence between the Board and management, Board member leadership by an independent director, and facilitates our Board’s ability to carry out its roles and responsibilities on behalf of our stockholders. The Board has appointed Mr. Box, an independent director, as the Chairman and therefore does not believe it is necessary to appoint a Lead Director. The independent directors meet regularly in executive sessions at which time only independent directors are present, and the Chairman of the Board chairs those sessions.

The Board, as a whole and through its committees, retains responsibility for overseeing our company’s processes for assessing and managing risk, although it is management’s responsibility to manage risk on a day-to-day basis. The Board discharges its responsibility, in part, through regular inquiries from the Chairman of the Board to management, periodic communications from management to the Board of Directors of particular risks and events, and discussions during Board meetings with and without management of general and specific risks to the company. The Board also delegates the oversight of certain specific risks to Committees of the Board. For example, the Board delegates to the Compensation Committee the assessment of our company’s compensation plans with regard to whether such plans encourage the taking of inappropriate risks, and delegates to the Audit Committee oversight of the risk assessment undertaken by management to develop the scope and coverage of reviews conducted by our internal audit function.

Committees of the Board of Directors

The Board of Directors has established three standing committees. These committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All of these committees operate under written charters approved by the Board of Directors. The Chairman of the Board attends all Committee meetings, but does not cast a vote therein. Copies of these charters, which set forth the specific responsibilities of the committees, as well as copies of our Corporate Governance Guidelines, the Code of Ethics for Senior Officers and Directors and the charter of the Chairman of the Board, are available in the “Governance Documents” section under “Corporate Governance” on our website at

www.newpark.com. Stockholders also may obtain printed copies of these items, without charge, by contacting us at the following address:

Newpark Resources, Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
Attn: Corporate Secretary

Audit Committee

As of April 12, 2010, the members of the Audit Committee were G. Stephen Finley (Chairman), James W. McFarland, PhD and Gary L. Warren. The Board of Directors has determined that each of the members of the Audit Committee is independent and “financially literate” under applicable SEC rules and NYSE listing rules and is an “independent director” under applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors also has determined that Mr. Finley and Dr. McFarland are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee met six times during 2009 and did not take any action by unanimous written consent.

The Audit Committee is responsible for the selection, evaluation, compensation and, when necessary, replacement of the independent registered public accounting firm. The Audit Committee also has responsibility for providing independent review and oversight of the integrity of our financial statements, the financial reporting process, our systems of internal accounting and financial controls, the performance of our internal audit function and the independent auditors, the independent auditors’ qualifications and independence, and our compliance with ethics policies and legal and regulatory requirements. The independent auditors report directly to the Audit Committee.

The specific responsibilities of the Audit Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Compensation Committee

As of April 12, 2010, the members of the Compensation Committee were David C. Anderson (Chairman), James W. McFarland, PhD and G. Stephen Finley. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” under applicable NYSE listing rules, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, and an “outside director” as defined under regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee met eleven times during 2009 and did not take any action by unanimous written consent.

The Compensation Committee has responsibility for establishing, evaluating and administering our compensation arrangements, plans, policies and programs for our Chief Executive Officer and other executive officers and for administering our equity incentive plans. The Compensation Committee also has responsibility for making recommendations to the Board of Directors with respect to the adoption, approval and amendment of all broadly based, cash-based and equity-based incentive compensation plans.

The Compensation Committee has the authority to retain compensation consultants to assist it in evaluating the compensation paid to our Chief Executive Officer and other executive officers. As noted in the Compensation Discussion and Analysis, for the 2009 fiscal year, the Compensation Committee retained Stone Partners to provide the Committee with advice and recommendations on the amount and form of executive and director compensation. In 2009, Stone Partners did not advise management or provide any non-executive compensation consulting services to the company other than its work on behalf of the Compensation Committee, and it maintained no other economic relationship with the company.

The specific responsibilities of the Compensation Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Nominating and Corporate Governance Committee

As of April 12, 2010, the members of the Nominating and Corporate Governance Committee were Gary L. Warren (Chairman), James W. McFarland, PhD and David C. Anderson. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” under applicable NYSE listing rules and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The Nominating and Corporate Governance Committee met seven times during 2009 and did not take any action by unanimous written consent.

The Nominating and Corporate Governance Committee assists and advises the Board of Directors with respect to the size, composition and functions of the Board of Directors, identifies potential candidates for the Board of Directors and recommends to the Board of Directors a slate of qualified nominees for election as directors at each annual meeting, oversees the annual evaluation of the Board of Directors as a whole and the committees of the Board of Directors, and develops and advises the Board of Directors with respect to corporate governance principles, policies and practices. The Nominating and Corporate Governance Committee also serves as the Qualified Legal Compliance Committee for purposes of Section 307 of the Sarbanes-Oxley Act and ensures compliance with the standards of the SEC for professional conduct for attorneys appearing and practicing before the SEC in the representation of our company.

The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in the Committee’s charter, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for periodically evaluating and making recommendations to the Board of Directors with respect to the size and composition of the Board of Directors. Although we have not adopted a formal policy with regard to the consideration of diversity when evaluating candidates for election to the board, the charter of our Nominating and Corporate Governance Committee and our Corporate Governance Guidelines provide that diversity shall be one of the criteria considered for candidates, including diversity of viewpoints, expertise and experience as well as gender, ethnicity and background. When analyzing director nominations and director vacancies the Nominating and Corporate Governance Committee strives to recommend candidates for director positions who will create a Board that reflects diversity, including but not limited to background, experience, gender, ethnicity, and country of citizenship. The Committee seeks to identify prospective directors who will strengthen the Board of Directors and evaluates prospective directors, including incumbent directors, in accordance with the criteria set forth in our Corporate Governance Guidelines and other criteria as may be set by the Board of Directors or the Committee. Some of the principal criteria include whether the candidate (i) is of the highest integrity and character; (ii) has familiarity with our business and industry; (iii) has independence of thought and financial literacy; (iv) is willing and able to devote sufficient time to effectively carry out the duties and responsibilities of a director; and (v) has the objectivity, ability and desire to represent the interests of the stockholders as a whole, free from any conflict of interest. Our Corporate Governance Guidelines include a director retirement age policy and provide that any person who is 72 years of age or more shall not be eligible to be elected as a director, although any director reaching the age of 72 while in office may serve the remainder of his or her term until the next annual stockholders meeting.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the next proxy statement, including those eligibility requirements set forth in our Corporate Governance Guidelines. In order to nominate a director at the annual meeting, our bylaws require that a stockholder follow the procedures set forth in the bylaws. (Our bylaws are available in the corporate governance area of our web site at www.newpark.com.) In order to recommend a nominee for a director position, a stockholder must be entitled to vote in the election of directors and must provide notice in accordance with our bylaws. Stockholder nominations must be made pursuant to written notice delivered in accordance with the following instructions no later than ninety (90) days prior to the meeting; provided, that if the date of the meeting is not publicly announced more than one hundred (100) days prior to the meeting, such notice will be considered timely if properly delivered no later than the close of business on the tenth (10th) day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1. name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

2. a representation that the stockholder is a holder of record of common stock entitled to vote at the meeting and intends to appear in person or by proxy to nominate the person or persons specified;

3. a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons under which the nomination(s) are made by the stockholder;

4. for each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Schedule 14A promulgated under the Exchange Act;

5. for each person nominated, a written consent to serve as a director, if elected; and

6. a statement whether such nominee, if elected, intends to deliver an irrevocable resignation in accordance with our Corporate Governance Guidelines.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

The stockholder making the recommendation also should submit information demonstrating the number of shares he or she owns. Stockholders may send recommendations for director candidates for the 2011 Annual Meeting to the Nominating and Corporate Governance Committee by U.S. mail or overnight delivery at the following address: Chair, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

Candidates recommended by the Nominating and Corporate Governance Committee must include a sufficient number of persons who upon election would be independent directors having the skills, experience and other characteristics necessary to provide qualified persons to fill all Board committee positions required to be filled by independent directors. In considering any candidates recommended by stockholders, the Nominating and Corporate Governance Committee will take into account the same factors as apply to all other prospective nominees.

Stockholder Communication with Board Members

The Board of Directors has established a process for stockholders to send communications, other than sales-related communications, to one or more of its members. These communications should be sent by letter addressed to the member or members of the Board of Directors to whom the communication is directed, care of the Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381. These communications, other than sales-related communications, will be forwarded to the Board member or members specified.

Director Attendance at Annual Meeting

We have a policy encouraging the attendance of all directors at annual meetings of stockholders, and we make all appropriate arrangements for directors that choose to attend. All of our directors attended the 2009 Annual Meeting of Stockholders.

EXECUTIVE OFFICERS

As of April 12, 2010, our executive officers, their ages and positions with us are as follows:

Name	Age	Position

Paul L. Howes	54	President and Chief Executive Officer
James E. Braun	50	Vice President and Chief Financial Officer
Mark J. Airola	51	Vice President, General Counsel, Chief Administrative Officer and Secretary
Gregg S. Piontek	39	Vice President, Controller and Chief Accounting Officer
Bruce C. Smith	58	Vice President and President of Fluids Systems and Engineering
William D. Moss	57	Vice President, Corporate Strategy and Development

For a description of the business experience of Mr. Howes during the past five years, see above under the heading “Election of Directors — Business Experience of Director Nominees during the Past Five Years.”

James E. Braun joined us in October 2006 as our Vice President and Chief Financial Officer. Before joining us, since 2002, Mr. Braun was Vice President, Finance, of Baker Oil Tools, one of the largest divisions of Baker Hughes Incorporated, a provider of drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry. From 1998 until 2002, Mr. Braun was Vice President, Finance and Administration, of Baker Petrolite, the oilfield specialty chemical business division of Baker Hughes Incorporated. Previously, he served as Vice President and Controller of Baker Hughes Incorporated, and he was with Deloitte & Touche LLP prior to joining Baker Hughes Incorporated.

Mark J. Airola joined us in October 2006 as our Vice President, General Counsel and Chief Administrative Officer and was appointed as our Secretary in December 2006. Mr. Airola has practiced law for 25 years, primarily with large, publicly traded companies. Most recently, from 1995 through September 2006, Mr. Airola was employed by BJ Services Company, a provider of pressure pumping and other oilfield services to the petroleum industry, serving initially as Assistant General Counsel and subsequently, in 2003, also being named as Chief Compliance Officer (and as an executive officer). From 1988 to 1995, Mr. Airola held the position of Senior Litigation Counsel at Cooper Industries, Inc., a global manufacturer of electrical products and tools, and had initial responsibility for managing environmental regulatory matters and litigation and subsequently managing the company’s commercial litigation.

Gregg S. Piontek joined us in April 2007 and serves as our Vice President, Controller and Chief Accounting Officer. Before joining us, Mr. Piontek served in various financial roles for Stewart & Stevenson Services, Inc. and Stewart & Stevenson, LLC from 2001 through March 2007, including Divisional Controller, Assistant Corporate Controller, and most recently as Vice President and Chief Accounting Officer. Prior to that, Mr. Piontek served in various financial roles at General Electric, CNH Global N.V. and Deloitte & Touche LLP.

Bruce C. Smith joined us in April 1998 as our Vice President, International. Since October 2000, he has served as President of Fluids Systems and Engineering, and he also holds the title of Vice President of our company. Prior to joining us, Mr. Smith was the Managing Director of the U.K. operations of M-I Swaco, a competitor of Newpark Drilling Fluids, where he was responsible for two business units, including their drilling fluids unit.

William D. Moss joined us in June 2008 as a Vice President of our company and President of Mats & Integrated Services, and in June 2009 he became Vice President of Corporate Strategy and Development. From April 1995 until June 2008, Mr. Moss held management positions at BJ Services Company, most recently since November 1997, as Division President of BJ Chemical Services. He served as Director, Logistics of BJ Services Company from April 1995 until October 1997. From 1988 to 1995, he was Vice President of Western Petroleum Services International Company. Prior to that, he spent 13 years in numerous leadership positions at Western Company of North America.

OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth information, as of the date indicated in the applicable Schedule 13G with respect to each stockholder identified as beneficially owning greater than 5% of our common stock, the number of outstanding shares of our common stock and the percentage beneficially owned. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person.

	Shares of Common Stock
	Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent

Wells Fargo & Company(1)	12,759,734	14.4%
420 Montgomery Street San Francisco, California 94104
FMR LLC(2)	10,581,354	11.9%
82 Devonshire Street Boston, Massachusetts 02109
Dimensional Fund Advisors, LP(3)	5,432,260	6.1%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
BlackRock, Inc.(4)	5,226,850	5.9%
40 East 52nd Street New York, New York 10022

(1)	Based solely on an Amendment No. 6 to a Schedule 13G jointly filed with the SEC on January 25, 2010 by Wells Fargo & Company, Wells Capital Management Incorporated, and Wells Fargo Funds Management, LLC. According to the Schedule 13G/A, (i) Wells Fargo & Company has sole voting power with respect to 12,610,184 shares and sole dispositive power with respect to 12,596,770 shares; (ii) Wells Capital Management Incorporated has sole voting power with respect to 3,607,382 shares and sole dispositive power with respect to 12,458,102 shares; and (iii) Wells Fargo Funds Management, LLC has sole voting power with respect to 8,871,770 shares and sole dispositive power with respect to 136,300 shares. The address for each of Wells Capital Management Incorporated and Wells Fargo Funds Management, LLC is 525 Market Street, San Francisco, California 94105.

(2)	Based solely on an Amendment No. 4 to Schedule 13G filed jointly with the SEC by FMR LLC and Edward C. Johnson 3d on February 16, 2010. According to the Schedule 13G/A, FMR LLC is the beneficial owner of 10,581,354 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Variable Insurance Products Mid Cap Portfolio, amounted to 4,644,291 shares or 5.222% of the common stock outstanding at December 31, 2009. Fidelity Variable Insurance Products Mid Cap Portfolio has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity Management & Research Company (“Fidelity”), and the funds each has sole power to dispose of the 10,167,854 shares owned by certain funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Boards of Trustees of the funds. Fidelity carries out the voting of the shares under written guidelines established by the Board of Trustees of the Fidelity funds.

(3)	Based solely on an Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP has sole voting power over 5,258,507 shares and investment authority over 5,432,260 shares. According to the Schedule 13G/A, Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over the securities and may be deemed to be the beneficial owner of the shares. However, all securities reported in the Schedule are owned by the investment companies, therefore, Dimensional Fund Advisors LP disclaims beneficial ownership of the securities.

(4)	Based solely on an Amendment to Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. On December 1, 2009, BlackRock, Inc. acquired Barclays Global Investors from Barclays Bank PLC and as a result became the owner of the shares. The amendment to Schedule 13G amends any most recent Schedule 13G filed by Barclays Global Investors, NA, which previously held the stock. According to the Schedule 13G, BlackRock, Inc. has sole voting and dispositive power with respect to 5,226,850 shares.

Ownership of Directors and Executive Officers

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of April 12, 2010, by (i) each current director and each nominee for director, (ii) each named executive officer identified in the Summary Compensation Table below, and (iii) all current directors and executive officers as a group. Except as otherwise indicated below, each person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by that person, except to the extent that authority is shared by spouses under applicable law. None of the shares reported below are pledged as security.

	Shares Beneficially Owned
Name	Number		Percent(1)

Paul L. Howes	873,603	(2)	1.0%
David C. Anderson	93,764	(3)	*
Jerry W. Box	121,964	(4)	*
Gary L. Warren	75,764	(5)	*
James W. McFarland	108,764	(6)	*
G. Stephen Finley	62,764		*
James E. Braun	228,577	(7)	*
Mark J. Airola	233,577	(8)	*
Bruce C. Smith	180,742	(9)	*
Samuel L. Cooper	16,984	(10)	*
All current directors and executive officers as a group (12 persons)	2,195,250	(11)	2.4%

*	Indicates ownership of less than 1%.

(1)	The percentage ownership is based on 88,908,325 shares of common stock outstanding as of April 12, 2010. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group of persons has the right to acquire within 60 days of April 12, 2009 (or June 11, 2010).

(2)	Includes (i) 658,334 shares issuable upon exercise of options and (ii) 40,000 shares which remain subject to a restricted stock award which will vest on March 22, 2011.

(3)	Includes 16,000 shares issuable upon the exercise of options.

(4)	Includes 36,100 shares issuable upon the exercise of options.

(5)	Includes 18,000 shares issuable upon the exercise of options.

(6)	Includes 16,000 shares issuable upon the exercise of options.

(7)	Includes 121,814 shares issuable upon the exercise of options.

(8)	Includes 121,814 shares issuable upon the exercise of options.

(9)	Includes 159,231 shares issuable upon the exercise of options.

(10)	Includes 6,000 shares issuable upon the exercise of options. Mr. Cooper resigned from the company effective March 31, 2010 therefore the exercisability of his options will expire June 29, 2010.

(11)	Includes (i) 1,291,275 shares issuable upon the exercise of options and (ii) 40,000 shares which remain subject to restricted stock awards.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes the compensation provided to our named executive officers and other members of senior management, including the principles and processes used in determining their compensation.

This Compensation Discussion and Analysis addresses the following topics:

•	First, it discusses our executive compensation philosophy and how that philosophy is reflected in the key components of our executive compensation program;

•	Second, it discusses how we implement our executive compensation programs and the roles of our Compensation Committee, members of management, and the Compensation Committee’s independent consultant in establishing executive compensation;

•	Third, it discusses the key elements of our executive compensation program and how our compensation was determined for 2009 for our Chief Executive Officer and our other named executive officers; and

•	Finally, it discusses the employment agreements with our executive officers and other significant policies and matters related to executive compensation.

Executive Compensation Philosophy and Objectives

We design the executive compensation program to attract, motivate and retain the executive talent that we need in order to implement our business strategy and to improve long-term profitability and stockholder value. To this end, our executive compensation program is characterized by the following principal objectives:

•	Pay-for-performance;

•	Providing compensation programs that are competitive with market practice; and

•	Aligning long-term interests of executives and stockholders.

Pay-for-performance.  In determining targeted compensation levels, the Compensation Committee places a significant portion of each executive officer’s compensation at risk through the use of performance-based pay. Performance-based pay generally includes non-equity (cash) incentives for achievement of specified performance objectives and equity incentive compensation whose long-term value depends upon our stock price. The Compensation Committee believes incentive compensation should entail both short- and long-term performance criteria. The Compensation Committee typically sets 60-80% of the executive officer’s target compensation as contingent, performance-based pay. During 2009, 60-70% of the executive officers’ target compensation was allocated to variable pay. Only executive officers with outstanding individual and corporate achievements may significantly exceed the median compensation (based on the oilfield services industry survey and peer group data) as a result of variable pay components (non-equity and equity incentives).

Competition and overall market position.  The Compensation Committee believes that the overall compensation of executive officers should be competitive with the market. As described in the “Compensation Benchmarking Relative to Market” section below, the Compensation Committee considers the oilfield services industry to be the market in which we vie for executive talent and we use a peer group of companies to determine the competitiveness of our compensation (in addition to general survey data from the oilfield services industry). In determining the proper amount for each compensation element, the Compensation Committee reviews the compensation targets for comparable positions at similar corporations with which we compete for executive talent, as well as internal relationships within the executive pay structure. The Compensation Committee targets the 50th percentile of overall compensation reflected in the peer group and survey data. This approach allows the Compensation Committee to respond more easily to additional factors it may consider. The Compensation Committee also considers changing business conditions, and by managing salaries and incentives evenly over a career, the potential is minimized for automatic increases of salaries and incentives that could occur with an inflexible and narrowly defined approach. This approach provides more flexibility to differentiate salaries and incentives to reflect a range of experiences and performance levels among executive officers. With respect to targeted incentives, we attempt to align the compensation of executive officers with similar levels of responsibility within our organization.

Some of the challenges that we face in recruiting and retaining talented executive and senior managers, when compared with other companies in the oilfield services industry (including our peers and competitors), are as follows:

•	Globally, our Fluids Systems and Engineering business unit is the fourth largest in terms of market share; however, we are much smaller than our competitors, such as M-I Swaco, Halliburton and Baker Hughes. Moreover, in the last year, two large diversified oilfield service/equipment companies (Weatherford and National Oilwell Varco) have acquired smaller, private drilling fluids companies and expressed the intention of growing in this market. We anticipate that these new entrants into drilling fluids will increase competition for talent and, as we are the smallest of these companies, we need to be creative in our approach to salaries, incentive targets and retention tools. For example, although many of the companies referenced above do not offer their executives employment agreements, we have determined that such agreements are critical to being able to attract and keep talented, senior-level executives.

•	As evidenced by our financial results in 2009, we are more vulnerable to slow-downs in North American drilling activity levels than our larger competitors. While each of our larger competitors has significant exposure to the North American market, they also have a greater percentage of their revenues originating from international markets and offer a wider scope of services, some of which are not as dependent on drilling rig activity as either our Fluids Systems and Engineering segment or our Mats and Integrated Services business. While we have increased the percentage of our business that originates outside of North America as part of a strategic decision to do so, we remain at a disadvantage when compared to our competition and this requires that we be creative in the compensation plans we adopt for our key personnel.

Alignment with stockholder interests.  We believe that the interests of our stockholders and executives should be aligned by ensuring that a portion of our executive’s compensation is directly determined by appreciation in our stock price and performance criteria based upon earnings per share growth. To this end, the Compensation Committee provides long-term incentives to our executives to increase stockholder value and provides our executives with an opportunity to share in the value they create, which is consistent with our pay-for-performance philosophy. During 2009, the Compensation Committee allocated equity incentives (stock options and performance-based restricted stock, in this case) so that the fair market value of the equity incentives at the time of the grant was approximately 0.86 to 1.02 (depending on the executive) times the value of the grantee’s annual base salary, except for Mr. Cooper, whose fair market value of the equity incentives at the time of the grant was approximately 1.84 times the value of his annual base salary. Mr. Cooper received additional shares in 2009 because he had not been granted options in 2007 or 2008 while the sale of the Environmental Services business unit was pending. That transaction was terminated in November of 2008.

The value of these equity inventive awards can vary from year to year based upon market survey data, and may only be realized if the performance or other vesting criteria are met over a period of time (typically three years) thereby aligning the interests of our executives with our stockholders.

The Process of Implementing and Managing our Executive Compensation Programs

Role of Compensation Committee.  The Compensation Committee of the Board of Directors currently consists of three independent non-employee directors, David C. Anderson (Chairman), James W. McFarland, PhD, and G. Stephen Finley. The non-executive Chairman of the Board, Jerry W. Box, attends the meetings of this Committee, but does not vote.

The Compensation Committee operates under a written charter adopted by the Board of Directors on June 11, 2003, and was last revised on September 9, 2008. The Compensation Committee charter is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary. In addition to the more specific responsibilities set forth in its charter, the Compensation Committee:

•	Discharges the Board of Directors’ responsibilities with respect to all forms of compensation of our executive officers (although decisions regarding the compensation of the Chief Executive Officer require the participation of all of the independent directors of the Board);

•	Administers our equity incentive plans; and

•	Produces an annual compensation committee report for our proxy statement.

As part of its authority and responsibilities, our Compensation Committee establishes our overall compensation philosophy and reviews and approves our compensation programs. As further explained below, our Compensation Committee approves the specific compensation of our Chief Executive Officer (with the participation of all independent directors of the Board of Directors) and each of our other named executive officers. The Compensation Committee reviews the Compensation Committee charter annually to determine if there are any additional compensation or benefits issues it may need to address and to verify that the Compensation Committee has met all its assigned responsibilities for the year. This self-evaluation allows the committee members to assess areas for improvement in the compensation program and processes. The Compensation Committee establishes a calendar annually for specific compensation actions to address throughout the year.

The Compensation Committee has the authority to retain special counsel and other experts, including compensation consultants. These consultants and advisors have reported directly to the Compensation Committee. For 2009, the Compensation Committee utilized Stone Partners, Inc., an independent compensation consulting firm, to assist the Committee in determining executive compensation and related programs. During 2009, Stone Partners reported to, and acted at the direction of, the Compensation Committee. In addition, Stone Partners provides information to the Compensation Committee about best practices in executive compensation and supports the Compensation Committee by preparing reports for its review and approval. Each year our Compensation Committee reviews the process used and services provided by its consultant. Accordingly, effective January 20, 2010, the Compensation Committee retained Towers Watson to provide additional consulting services exclusively to the Committee on executive compensation. For Executive Compensation decisions in 2010, the Committee will rely on Towers Watson to review executive compensation plans and programs and Towers Watson will report to, and be under the direction of, the Compensation Committee. Stone Partners, Inc will provide consulting services both for the Compensation Committee and to management of the company for the 2010 fiscal year. More information regarding the compensation paid to the consultants is provided in the “Compensation Committee” section of this proxy under the “Committees of the Board of Directors” heading.

Role of executive officers and consultants in compensation decisions.  While the Compensation Committee determines our overall compensation philosophy and sets the compensation of our Chief Executive Officer and other executive officers, it looks to its compensation consultant, our Chief Executive Officer as well as our Chief Financial Officer, Chief Administrative Officer and Director of Human Resources to make recommendations with respect to specific compensation decisions. Our Compensation Committee, without management present, regularly meets in executive session and with its compensation consultant to review executive compensation matters including market and survey data as well as peer group information.

The Chief Executive Officer’s role in establishing compensation includes making recommendations to the Compensation Committee on performance evaluation, base salary, and both equity and non-equity incentive compensation for executive officers and senior management (other than the Chief Executive Officer). The Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, and Director of Human Resources, as invited guests, also participate in Compensation Committee meetings, from time to time, to provide information regarding our strategic objectives, financial performance, and recommendations regarding compensation plans. Management or the compensation consultant may be asked to prepare information for any Compensation Committee meeting. Depending on the agenda for a particular meeting, these materials may include:

•	Reports on our strategic objectives;

•	Financial reports;

•	Reports on achievement of individual and corporate performance objectives;

•	Information regarding compensation programs and compensation levels for executive officers, directors and other employees at peer companies;

•	Information on the total compensation of the executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable to the executive officers upon voluntary or involuntary termination, early or normal retirement, or following a severance with or without a change in control; and

•	Information regarding all non-equity and equity incentive, health, welfare and retirement plans.

Compensation benchmarking relative to market.  The Compensation Committee believes that pay practices at other companies provide useful information in establishing compensation levels. The Compensation Committee recognizes that our compensation practices must be competitive in the marketplace in order to attract, retain and motivate key executive personnel. Benchmarking and aligning base salaries become critical to a competitive compensation scheme because other elements of compensation are affected by changes in base salary.

Accordingly, the Compensation Committee compares compensation levels for the executive officers with compensation levels at companies in an industry peer group. For 2009, Stone Partners analyzed the executive compensation data in proxy statements of a peer group consisting of publicly traded oilfield services companies comparable in size to us in annual revenues, market capitalization, enterprise value, and corporate assets. The following companies were included in the peer group:

Basic Energy Services Inc.	Complete Production Services, Inc.
Core Laboratories NV	Dril-Quip, Inc.
Flotek, Inc.	Oil States International, Inc.
RPC, Inc.	Superior Energy Services, Inc.
Superior Well Services	TETRA Technologies, Inc.

The Compensation Committee considers these companies consistent and stable market references from one year to the next. Changes were made to the peer group in 2008 and we review the peer group periodically to determine their continued suitability for comparison purposes. The compensation consultant assisted the Compensation Committee in reviewing the compensation paid to executive officers of these companies. The compensation consultant also provided the Compensation Committee with information regarding compensation programs and compensation levels for companies in the 25th, 50th and 75th percentiles of the compensation reflected in national salary survey data from:

•	Towers Watson’s Top Management Compensation Survey;

•	Stone Partner’s Oilfield Services and Manufacturing Industry Executive Compensation Survey; and

•	William M. Mercer’s Energy Compensation Survey.

Where possible, survey results are adjusted to reflect our size, based on annual revenue, and industry. The peer group and survey data collectively will be referred to as survey data throughout this document. The compensation consultant also provides advice on compensation trends and types of awards being used for equity incentive compensation.

The compensation philosophy described above guides the Compensation Committee in establishing targeted total direct compensation levels (i.e., compensation achievable upon attainment of target objectives) for each of our executive officers and the Compensation Committee generally targets the 50th percentile of overall compensation. The Compensation Committee also considers individual factors, including historical compensation levels, results achieved, experience, potential future contribution, roles and responsibilities. In addition, the Compensation Committee reviews corporate factors, including competitive pay practices, the relative compensation levels among our executive officers, industry conditions, corporate performance, stockholder actions, and the overall effectiveness of the compensation program in achieving desired performance levels.

Timing and process of compensation decisions.  During the first quarter of each year, many compensation decisions are made, but the process of establishing compensation continues throughout the year. After considering the recommendations of our Chief Executive Officer and other members of management, the market data, surveys and analysis provided by its compensation consultant, and external market conditions, in the first quarter the Compensation Committee:

•	Considers changes to the executive base compensation for the current year;

•	Reviews actual performance compared to goals established for non-equity incentive compensation in the previous year and approves any payments thereunder;

•	Reviews performance relative to the targets for our equity incentive awards, if any, and approves any awards that may be issued;

•	Sets individual and company performance goals for non-equity incentive compensation for the current year; and

•	Sets, on a preliminary basis, corporate performance goals for any performance-based equity and reviews preliminary plans for equity incentive grants for the current year.

Also during the first quarter, the Compensation Committee evaluates the performance of executive officers and begins preparation of this analysis for the stockholders.

During the second quarter of each year, the Compensation Committee typically considers and makes equity grants of options and restricted stock (performance-based or otherwise) and establishes corporate performance objectives, if any, for executive officers under our equity incentive plans (although at times this can also be done in the first quarter) and reports its decisions and recommendations to the Board.

During the fourth quarter, the Compensation Committee reviews and approves the total compensation strategy to assure alignment with business strategy, the next year’s salary merit increase budget for all employees (although final approval of the merit increase budget occurs as part of the Board’s budget approval process in the first quarter of the next year), and the Compensation Committee’s performance and charter. The Compensation Committee uses “tally sheets” (summarizing the compensation for each executive) as part of the process for assessing executive compensation for compensation decisions. In the fourth quarter of 2009, the Compensation Committee also engaged in a risk assessment of our compensation plans. This process was led by the compensation consultant. We expect the risk assessment to be conducted every year at this time in the future.

On an as-needed basis, the Compensation Committee reviews and revises the compensation plans, including non-equity incentive, equity incentive, special benefit and incentive plans, and provisions of employment and change in control agreements for executives. The Compensation Committee proposes any revisions of the plans to the Board of Directors, which then considers the changes and approves them before the revisions take place (subject to stockholder approval, as applicable). In addition, the Compensation

Committee reviews employee health, welfare and retirement plans for design, funding and fiduciary responsibilities on a periodic basis.

Elements of Executive Compensation

Direct Compensation

Base Salary.  We provide executive officers with a base salary to compensate them fairly for the services they render throughout the year. As with total compensation, base salaries of executive officers are designed to be generally competitive with executive salary levels at our peer group companies. The Compensation Committee considers comparable salary information from the survey data that are provided by the compensation consultant as well as recommendations made by our Chief Executive Officer for our other executive officers. In addition, the Compensation Committee determines the base pay for our executive officers by considering each individual executive’s performance over time, experience, potential future contribution, role and responsibilities. Consequently, executive officers with higher levels of sustained performance over time and/or executive officers assuming greater responsibilities are paid correspondingly higher salaries.

We generally establish base salary compensation for our executive officers near the 50th percentile of the compensation reflected in the survey data collected for executive officers having similar responsibilities. Due to the challenging business environment in 2009, effective May 1, 2009, the named executive officers agreed to a 10% reduction in base salary, which was restored effective April 1, 2010. The actual percentiles of individual base salary (pre-reduction) for the executive officers for 2009 were between the 39th and 52nd percentiles. Base salary and comparison data also are provided under the section below labeled “The Compensation Committee Decisions — Base Salary Decisions” for each of our named executive officers for 2009 and 2010.

Non-Equity Incentive Compensation.  Under our 2003 Executive Incentive Compensation Plan, which we refer to as the “EICP,” executive officers are eligible to receive annual cash bonuses based on achieving corporate and business unit financial goals and individual objectives. The specific performance measures are determined annually by the Compensation Committee. We intend for the plan to:

•	Create stockholder value;

•	Provide a financial incentive to focus on specific performance targets;

•	Reward employees based on individual and company/business unit performance; and

•	Encourage employees to continually improve our performance.

Our non-equity incentive compensation program promotes our pay-for-performance philosophy by providing executive officers with direct financial incentives in the form of annual cash payments based on individual, business unit and company performance. Annual incentives are designed to be in the range of the 50th percentile of the compensation reflected in the survey data when individual and corporate objectives are achieved, and the range of the 50th to 75th percentile of the compensation reflected in the survey data when individual and corporate objectives are exceeded. The actual percentiles of individual base salary (pre-reduction) plus target non-equity incentives for the executive officers at the beginning of 2009 were between the 38th and 51st percentiles of the compensation reflected in the survey data. Annual non-equity incentive awards are linked to the achievement of company-wide and business unit quantitative performance goals and can include individual objectives and are designed to place a significant portion (15% — 30%) of total compensation at risk.

The annual non-equity incentive opportunity (expressed as a percentage of base salary) for each participant in the EICP is based on his potential to affect operations and/or profitability. In 2009, no changes were made to the non-equity incentive opportunities (compared to 2008) and the threshold, target and maximum non-equity incentive opportunities for the named executive officers, expressed as a percentage of base salary, were as follows:

Name/Title	Threshold	Target	Maximum

Paul L. Howes,	24%	80%	160%
President and Chief Executive Officer
James E. Braun,	15%	50%	100%
Vice President and Chief Financial Officer
Mark J. Airola,	15%	50%	100%
Vice President, General Counsel, Chief Administrative Officer and Secretary
Bruce C. Smith,	16.5%	55%	110%
Vice President of Newpark and President of Fluids Systems and Engineering
Samuel L. Cooper,	15%	50%	100%
Former Vice President of Newpark and President of Environmental Services and Mats & Integrated Services

The non-equity incentive plan for 2009 pays a cash incentive of between 15% and 24% (depending on the participant) of base salary for performance at 60% of the established financial performance objectives (threshold). Target performance for 2009 was set at the approved budget for the year. Over achievement performance (maximum payout) was set at 120% of budget for 2009. The threshold payout represents 30% of the target payout, while the maximum payout represents 200% of the target payout.

The Compensation Committee looks at the current and prior year’s achievements prior to setting new financial performance targets each year. The Compensation Committee intends to set financial performance targets at levels which will challenge the executive officers to achieve. The performance measures for 2009 for corporate executive officers were:

•	Total company earnings per share (weight 75%); and

•	Discretionary award based on a qualitative assessment of the executive’s performance in the following areas (weight 25%):

•	Maintaining or reducing safety incident rates,

•	No environmental violations,

•	Completing Employee Development Reviews (including succession planning, as appropriate),

•	Execution of centralization efforts of support functions (Safety, HR, Accounting, etc.), and

•	Execution of growth plans for Brazil and Marcellus Shale.

The performance measures for 2009 for business unit executive officers (Mr. Smith for the Fluid Systems and Engineering business unit and Mr. Cooper for the Environmental Services business unit) were:

•	Total company earnings per share (weight 25%);

•	Business unit earnings before interest and taxes, or EBIT (weight 50%), after application of a capital charge (the capital charge is calculated by multiplying the net capital employed at the business unit by the estimated cost of capital for the company, established at 12% for 2009); and

•	Discretionary award (weight 25%) based on a qualitative assessment of the executive’s performance in the areas described above, plus the following additional components:

•	For Mr. Smith: Achieve substantial cost savings on distribution and logistics rationalization efforts, and

•	For Mr. Cooper: Achieve substantial cost savings on logistics optimization (rightsizing of barge and tug fleets).

Non-Equity Incentive Plan Weighting for 2009

	Paul L.	James E.	Mark J.	Bruce C.	Samuel L.
Metric	Howes	Braun	Airola	Smith	Cooper

Company Financial	75%	75%	75%	25%	25%
Performance Objective — Earnings Per Share
Business Unit Financial				50%	50%
Performance Objective (EBIT)
Discretionary Component	25%	25%	25%	25%	25%

The final earnings per share achieved for 2009 was ($0.23) as compared to the target of $0.38 for the company financial performance objective. No adjustments were made to earnings for 2009. The target for our Fluids Systems and Engineering segment (excluding our Excalibar barite business) was EBIT of $27.47 million after applying the capital charge (representing EBIT of $59.89 million before the capital charge). The 2009 results for this business were EBIT of ($27.44) million after applying the capital charge ($5.69 million before the capital charge). Our Environmental Services target was EBIT of $591,000 after applying the capital charge (representing EBIT of $8.9 million before the capital charge). The 2009 results for this business were EBIT of ($413,000) after applying the capital charge ($7.71 million before the capital charge). The threshold levels for the company and Fluids Systems and Engineering Unit financial performance objectives were not achieved for 2009. The Environmental Services business unit achieved 77.6% of its target bonus for its financial objective.

Equity Incentive Compensation.  We provide long-term incentive awards through regular grants of stock options and restricted stock to executive officers, senior managers and other key employees. Consistent with our compensation philosophy, stock option awards provide these key employees with additional incentives to maximize stockholder value and provide a link between their interests and the interests of our stockholders. Stock options have generally been granted each year as a component of long-term compensation with the size of the grants based on the executive officer’s responsibility level, base salary and performance. Our 2006 Equity Incentive Plan provides for stock options to be issued with an exercise price equal to the market value of our common stock on the date of grant, so that optionees will benefit only if the price of our stock appreciates. Stock options typically vest pro rata over three years. By utilizing vesting periods, the option program encourages key employees to remain in our employ and provides a long-term perspective to the compensation available under the option program. The Compensation Committee continues to make stock option awards under the 2006 Equity Incentive Plan.

To further align the interests of executive officers and stockholders, beginning in January 2003, the Compensation Committee made annual grants of restricted stock awards to our executive officers under the 2003 Long Term Incentive Plan and now also the 2006 Equity Incentive Plan. The Compensation Committee decides each year whether to include performance objectives in the awards and, if so, the appropriate targets. These awards have been structured to be earned or vest over a three-year period. By providing for three-year overlapping periods, the grants under these incentive plans are intended to motivate and reward long-term performance. Restricted stock grants are used because the Compensation Committee believes these awards provide value to an executive officer during periods of stock market volatility while stock options sometimes have a limited perceived value and may do little to retain executive officers if the current value of our stock goes below the option price.

For 2009, the Committee elected to issue performance based restricted stock similar to awards made in 2006, 2007, and 2008. The performance criteria is based upon cumulative earnings per share over the three-year period from 2009 to 2011. As in the prior awards, vesting of 20% of the number of shares of common stock subject to the awards occurs when our performance achieves “expected” levels for the performance criteria, and full vesting occurs if our performance is at the “over-achievement” level for the performance criteria, in each case measured over the entire three-year performance period. No shares are earned or vest if our performance level is below the “expected” level, and straight-line interpolation is used to determine vesting if performance is between “expected” and “over-achievement” levels.

In determining appropriate awards, the Compensation Committee periodically reviews competitive survey data, each executive’s past performance, ability to contribute to our future success and growth and time in the current job. The Compensation Committee also considers recommendations of the compensation consultant and Chief Executive Officer. The Compensation Committee also takes into account the risk of losing the executive to other employment opportunities. The Compensation Committee considers the foregoing factors together and makes a subjective determination with respect to awarding equity compensation to our executive officers. The Compensation Committee believes that market competitive grants, along with three-year vesting requirements, are the most effective method of reinforcing the long-term nature of the incentive. The Compensation Committee considers the value of previous awards and grants (whether vested or not) as well as the likelihood of achieving performance goals in previous awards and grants in determining the current year’s awards and grants.

Individual equity incentives (as a multiple of base salary) are based on a range around the 50th percentile of the equity incentives reflected in the survey data. The individual total direct compensation (target total cash plus long-term incentive awards) for the current executive officers for 2009 were between the 28th and 43rd, percentiles of the compensation reflected in the survey data for all executives. Higher-level positions have greater emphasis on longer-term incentives. The size of long-term incentive awards will vary from year to year to reflect current year performance of our company and/or the individual and current market trends. The Compensation Committee determines the award level for executive officers, if any, on an annual basis usually in the first or second quarter each year.

For 2009, the Compensation Committee chose to allocate approximately 65% of these awards to stock options and 35% to performance-based restricted stock awards (assuming the maximum value of the award is achieved) for the executive officers. This allocation represented an “overweighting” of the award to options. The Compensation Committee concluded that the historically low price of our company’s stock during 2009 presented a retention risk for the executives (most options were substantially “underwater”). Under the circumstances, the Committee chose to issue more options than in the recent past. The Committee made this decision subject to two additional conditions: (a) all options issued would vest over four (4) years rather than three (3) years, as in the past and (b) no option grants would be planned for the executive officers for 2010.

All equity awards to our employees, including executive officers, that have been granted are reflected in our consolidated financial statements at fair market value on the grant date in compliance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” which we refer to as FAS 123(R).

Indirect Compensation

Employee benefits are designed to be competitive and to attract and retain employees. From time to time, the Compensation Committee reviews our benefit plans and recommends that the Board implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits.  We offer a standard range of health and welfare benefits to all employees, including executive officers. These benefit plans provide the same terms to all similarly situated employees. These benefits include: medical, prescription drug, vision and dental coverages, life, accidental death and dismemberment and travel accident insurance, short and long-term disability insurance, an employee assistance plan, health savings accounts, flexible spending accounts, and long-term care insurance. In addition, we pay the cost of an annual physical for each executive officer and executive officers have excess life insurance for which we pay the premiums. These costs are disclosed in the Summary Compensation Table.

Employee Stock Purchase Plan.  We offer an employee stock purchase plan allowing all employees to purchase our common stock through payroll deductions under the 2008 Employee Stock Purchase Plan. Employees, including executive officers, can set aside up to 10% of their annual salary to purchase stock at 95% of the fair market value of the stock on the first or last day of the six month offering period, whichever is lower. Executive officers may not set aside more than $25,000 of their salary to purchase shares under this plan in any year.

401(k) Plan.  We offer a defined contribution 401(k) plan to our employees, including executive officers. The plan helps employees save for retirement, reduce current income taxes and defer income taxes on savings and investment income until retirement. The participants may contribute from 1-50% of their base and cash incentive compensation. Our 401(k) plan allows us to make matching contributions and until July 1, 2009 we made matching contributions under this plan of 100% on the first 3% of the employee’s compensation and 50% of the next 3% of the participant’s compensation. Employees are fully vested in employer contributions immediately. As a result of deteriorating business conditions, we suspended our matching contributions under the 401(k) plan effective July 1, 2009. We re-instated the matching contributions as of March 1, 2010. During 2009, an employee could contribute up to $16,500, and employees age 50 or older were allowed to make additional catch-up contributions to the plan up to $5,500.

Other Perquisites and Personal Benefits

We do not offer any perquisites or other personal benefits with a value over $10,000 beyond those outlined below to any executive. As an inducement to accept his employment offer, Paul L. Howes was granted an annual stipend of $20,000 for club dues and/or car expenses. Mark J. Airola was eligible for reimbursement of 50% of the initiation fee for country club membership up to a maximum of $30,000. As an inducement to accept their respective offers of employment, James E. Braun, Mark J. Airola and Samuel L. Cooper each receive a car allowance. These figures are included in the All Other Compensation column of the Summary Compensation Table. Mr. Smith is provided a company vehicle, the personal use portion of which is included this same table.

The Compensation Committee Decisions

This section describes the compensation decisions that the Compensation Committee made with respect to the executive officers for 2009 and prior to the date of this Proxy Statement in 2010.

Executive Summary.  The Compensation Committee continued to apply the compensation principles described above in determining the compensation of the executive officers in 2009. The decisions were made in the context of a difficult oilfield services market, resulting from reduced exploration and production of oil and gas through much of 2009.

Base Salary Decisions.  Base salaries of executive officers for 2009 and 2010 were reviewed in March 2009 and 2010, respectively, by the Compensation Committee with approved increases (if any) typically effective April 1 of each year. The Compensation Committee evaluated the performance of our company, the Chief Executive Officer (this evaluation was performed jointly with the independent directors) and the recommendations of the Chief Executive Officer regarding the other executive officers in addition to considering the individual factors listed above. The Compensation Committee also considered the conditions of the general economy and the energy services markets in particular. The Compensation Committee also noted that, as reflected in amendments to the employment agreements of the executive officers, the Committee approved a reduction in the base salaries of the named executive officers of 10%, effective from May 1, 2009, through March 31, 2010. On April 1, 2010, the base salaries of the executive officers were returned to 2009 “pre-reduction levels.” On the basis of its review in March 2010, the Compensation Committee (along with the independent directors in the case of the Chief Executive Officer) approved no other changes in the base salaries of the named executive officers for 2010, with the exception of the Chief Executive Officer. Based upon the market survey data supplied, the Committee approved an increase of 13% in his base salary, effective April 1, 2010. With this increase, the CEO’s base salary is nearer the 50th percentile of the survey data. The Committee also approved an increase in the base salary of our former Vice President and President of Environmental Services and Mats & Integrated Services of 18% effective April 1, 2010, however Mr. Cooper resigned from this position effective March 31, 2010.

	2009 Annualized		2010
	Pre-reduction	2009 Annualized Reduced	Annualized
Executive/Title	Salary(1)	Salary	Salary(2)

Paul L. Howes,	$486,000	$437,400	$550,000
President and Chief Executive Officer
James E. Braun,	$298,920	$269,028	$298,920
Vice President and Chief Financial Officer
Bruce C. Smith,	$337,050	$303,345	$337,050
Vice President of Newpark and President of Fluids Systems and Engineering
Mark J. Airola,	$291,040	$261,936	$291,040
Vice President, General Counsel, Chief Administrative Officer and Secretary
Samuel L. Cooper,	$210,000	$189,000	$ – (4)
Former Vice President of Newpark and President of Environmental Services and Mats & Integrated Services(3)

(1)	The reduction in salary was effective from May 1, 2009 until March 31, 2010.

(2)	The salary was restored to its pre-reduction rate (and Mr. Howes’ salary was simultaneously increased) effective April 1, 2010.

(3)	Mr. Cooper assumed the position of President of Mats & Integrated Services effective June 30, 2009.

(4)	Mr. Cooper resigned from the company effective March 31, 2010.

Non-Equity Incentive Compensation Decisions.  For 2009, our earnings per share did not reach the threshold level and the same was true for the business unit EBIT (less the capital charge) for our Fluids and Engineering segment. While the discretionary components were achieved in many respects, with the exception of Mr. Cooper, no annual incentive bonus was paid to the named executive officers for the discretionary component. As previously noted, the Environmental Services business unit achieved 77.6% of its target bonus level for 2009. The Compensation Committee separately assessed the discretionary components applicable to Mr. Cooper and in sum, approved a bonus representing approximately 50% of his base salary. This amount is reflected in the Summary Compensation Table.

Equity Incentive Compensation Decisions.  The following grants of performance-based restricted stock were made on June 10, 2009:

•	Paul L. Howes — 73,000 shares;

•	James E. Braun — 33,750 shares;

•	Mark J. Airola — 33,750 shares;

•	Bruce C. Smith — 40,500 shares; and

•	Samuel L. Cooper — 25,000 shares.

The performance criterion is cumulative earnings per share over the three-year performance period (2009 through 2011). The earnings per share calculation may be adjusted at the discretion of the Compensation Committee to exclude certain unusual items. In the past, those have included the impact of certain discontinued operations, balance sheet impairments, costs related to the class action litigation and shareholder derivative action, and expenses related to corporate investigative activities. Vesting of 20% of the number of shares of restricted stock subject to the awards occurs when our performance achieves “expected” levels for the performance criteria, and full vesting occurs if our performance is at the “over-achievement” level for the performance criteria, in each case measured over the entire three-year performance period. No shares are earned or vest if our performance level is below the “expected” level, and straight-line interpolation will be used to determine the number of shares earned if performance is between “expected” and “over-achievement” levels.

The following grants of options were made on June 10, 2009 and vest at a rate of one-fourth of the shares on each anniversary of the date of grant:

•	Paul L. Howes — 200,000 shares;

•	James E. Braun — 147,250 shares;

•	Mark J. Airola — 147,250 shares;

•	Bruce C. Smith — 166,250 shares;

•	Samuel L. Cooper — 200,000 shares.

Mr. Cooper received additional shares in 2009 because he had not been granted options in 2007 or 2008 while the sale of the Environmental Services business unit was pending, which subsequently terminated in November of 2008.

On March 4, 2009, the Compensation Committee determined that the executive officers earned 62% of their performance restricted stock awards granted on November 6, 2006 (for the period 2006 to 2008). As a result the following restricted stock awards vested:

•	Paul L. Howes — 31,000 shares;

•	James E. Braun — 13,950 shares;

•	Mark J. Airola — 13,950 shares;

•	Bruce C. Smith — 21,700 shares;

•	Samuel L. Cooper — 15,500 shares.

On March 2, 2010, the Compensation Committee determined that the executive officers did not earn their performance restricted stock awards granted on June 12, 2007 (for the period 2007 to 2009) because they did not meet the threshold level of achievement.

In November 2006, the Compensation Committee authorized a grant to Mr. Smith of 50,000 phantom shares. This grant was performance-based over three years with one-third payable each year. The performance criterion for the 2006 through 2008 period was based upon achieving a 7% annualized growth in EBIT for Mr. Smith’s division. On June 30 of each year covered by the grant, the performance of the division (as measured by EBIT) was compared on a year over year basis (calendar year 2006 as compared to calendar year 2005, for example) and if the year over year growth in EBIT was 7% or higher, Mr. Smith would receive one-third of the phantom award. If in any one-year comparison, the 7% growth rate was not achieved, Mr. Smith would not receive the award for that year. Each year was calculated separately; however, Mr. Smith had the ability to “catch-up” if the cumulative growth rate over the entire three-year period was equal to or exceeded a 7% annualized increase in EBIT, in which case Mr. Smith was entitled to receive the entire 50,000 phantom share award. The Compensation Committee authorized an additional grant of 50,000 phantom shares to Mr. Smith as an inducement for him to execute employment and non-compete agreements. This additional grant was not performance-based and vested ratably over a three-year period, with the first and second installments vesting in July 2007 and 2008. The grants to Mr. Smith were conditioned upon his execution of an employment agreement with us, which occurred on April 20, 2007.

In administering the long-term incentive plan, the Compensation Committee is sensitive to the potential for dilution of future earnings per share. In 2009, 2,556,310 stock options and 526,700 restricted stock awards were granted to 123 executive officers and employees, or about 8% of total employees. The awards were approximately 3.5% of our outstanding shares as at the time of grant. For further information regarding the awards to the named executive officers, see the 2009 Grants of Plan-Based Awards Table.

Stock Ownership Guidelines.  Because the Compensation Committee believes in linking the interests of management and stockholders, we established stock ownership guidelines for our executive officers in March 2007. The ownership guidelines specify a multiple of salary that our executive officers must accumulate and hold within five years of the date of appointment or promotion as an executive officer or by December 31, 2012. The following table lists the specific requirements. Stock options and unearned performance restricted shares do not count toward satisfying these ownership guidelines.

Title	Ownership Target

Chief Executive Officer	3x salary
Chief Legal Officer and Chief Financial Officer	2x salary
Division Presidents and Other Designated Officers/Executives	1x salary

Executive Employment Agreements

Each executive’s employment agreement was amended on two occasions in 2009. The first amendment reflected the reduction of the executive’s base salary by 10% effective April 1, 2009 and the second amendment extended the effective period of the reduction to March 31, 2010.

Employment Agreement with Paul L. Howes.  On March 22, 2006, Mr. Howes entered into an employment agreement with us under which he serves as Chief Executive Officer. This agreement was amended on June 7, 2006 to add a definition for Change in Control. The agreement was amended again on December 31, 2008 to extend the term until March 31, 2011 and make certain changes to the Change in Control provisions to comply with Section 409A of the Internal Revenue Code. The term of the employment agreement now extends until March 31, 2011, with automatic renewal thereafter for successive one-year periods ending on each March 31, unless Mr. Howes’ employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Howes is entitled to receive the following compensation and benefits:

•	Annual base salary of $486,000 (subject to annual adjustment);

•	An opportunity under our executive incentive compensation plan to earn a cash bonus of between 24% and 160% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee. The performance metrics have been modified each year by the Compensation Committee, and for 2009, those metrics are described in the Non-Equity Incentive Compensation section above;

•	Eligibility to receive annual stock options and performance-based awards under our long term incentive plans as determined in the discretion of the Compensation Committee;

•	As an inducement to accept employment with us, an award of (i) options to purchase 375,000 shares at the market price at the close of business on March 22, 2006, which vest ratably over three years (as further memorialized by a Non-Statutory Stock Option Agreement dated as of March 22, 2006), and (ii) 200,000 time restricted shares, which vest ratably over five years (as further memorialized by a Stock Award Agreement dated as of March 22, 2006);

•	Payment of one-half the initiation fee for membership in the country club of Mr. Howes’ choice and an annual stipend of $20,000 to be used by Mr. Howes in his discretion for monthly club dues, automobile costs, and similar expenses;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Howes in the performance of his duties;

•	Four weeks of paid vacation;

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel; and

•	An annual medical examination.

Mr. Howes’ employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Howes’ election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Howes’ voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Howes in advance of the expiration of the initial or any successive employment terms under Mr. Howes’ employment agreement.

As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Howes’ performance of his duties, (ii) a detrimental change in Mr. Howes’ duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Howes, (iv) diminution of Mr. Howes’ salary or benefits, (v) our failure to approve Mr. Howes’ business plan to move our corporate headquarters in whole or in part to Houston, Texas, (vi) our failure to obtain the assumption of Mr. Howes’ employment agreement by any successor or assignee of ours or (vii) the relocation of Mr. Howes’ principal place of employment by more than 50 miles (other than to Houston, Texas).

As used in this agreement, “Cause” means (i) conviction by a court of competent jurisdiction of, or entry of a plea of guilty or nolo contendere for an act constituting a felony; (ii) dishonesty, willful misconduct or gross neglect by Mr. Howes of his obligations under his employment agreement that results in material injury to us; (iii) appropriation (or an overt act attempting appropriation) of a material business opportunity of ours; (iv) theft, embezzlement or other similar misappropriation of our funds or property; or (v) failure to follow our reasonable and lawful written instructions or policy with respect to the services to be rendered and the manner of rendering services by Mr. Howes.

In the event Mr. Howes terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Howes will be entitled to (i) an amount equal to two times the amount of his then current base salary; (ii) an amount equal to two times the target bonus under the 2003 Executive Incentive Compensation Plan; (iii) full vesting of all time related restricted shares and options; (iv) continuation of medical and dental health benefits for him and any eligible dependents until the earlier of (A) eligibility under another group health insurance plan or (B) 18 months following the date of termination; and (v) payment of outplacement services within the two year period after termination not to exceed $20,000.

Mr. Howes’ Employment Agreement includes a change in control provision which is discussed in the section entitled “Employment and Change in Control Agreements” below.

Employment Agreement with James E. Braun.  On September 18, 2006, Mr. Braun entered into an employment agreement with us under which he serves as Chief Financial Officer. The term of the employment agreement is from October 11, 2006 through October 11, 2009, with automatic renewal thereafter for successive one-year periods, unless Mr. Braun’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Braun is entitled to receive the following compensation and benefits:

•	Annual base salary of $275,000 (subject to annual adjustment);

•	An opportunity under our executive incentive compensation plan to earn a cash bonus of between 15% and 100% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	As an inducement to accept employment with us, an award of (i) 100,000 time restricted shares, which vest ratably over three years and (ii) $100,000 signing bonus;

•	Eligibility to receive annual stock options and performance-based awards under our long term incentive plans as determined in the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Braun in the performance of his duties;

•	Car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Braun’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Braun’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Braun’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Braun in advance of the expiration of the initial or any successive employment terms under Mr. Braun’s employment agreement. As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Braun’s performance of his duties, (ii) a detrimental change in Mr. Braun’s duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Braun, (iv) diminution of Mr. Braun’s salary or benefits, (v) our failure to approve Mr. Howes’ business plan to move our corporate headquarters in whole or in part to Houston, Texas, (vi) our failure to obtain the assumption of Mr. Braun’s employment agreement by any successor or assignee of ours or (vii) the relocation of Mr. Braun’s principal place of employment by more than 50 miles (other than to Houston, Texas). As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.

In the event Mr. Braun terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Braun will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Braun will receive (i) full vesting of all options and restricted stock, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Mark J. Airola.  On September 18, 2006, Mr. Airola entered into an employment agreement with us under which he serves as Vice President, General Counsel and Chief Administrative Officer. The term of the employment agreement is from October 2, 2006 through October 2, 2009, with automatic renewal thereafter for successive one-year periods, unless Mr. Airola’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Airola is entitled to receive the following compensation and benefits:

•	Annual base salary of $265,000 (subject to annual adjustment);

•	An opportunity under our executive incentive compensation plan to earn a cash bonus of between 15% and 100% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee;

•	As an inducement to accept employment with us, an award of (i) 100,000 time restricted shares, which vest ratably over three years and (ii) $100,000 signing bonus;

•	Eligibility to receive annual stock options and performance-based awards under our long term incentive plans as determined in the discretion of the Compensation Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Airola in the performance of his duties;

•	Eligibility for reimbursement of country club membership initiation fee of 50% up to $30,000;

•	Relocation expenses up to $50,000;

•	Car allowance;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Airola’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Airola’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Airola’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Airola in advance of the expiration of the initial or any successive employment terms under Mr. Airola’s employment agreement. As used in this agreement, “Good Reason” means (i) our unreasonable interference with Mr. Airola’s performance of his duties, (ii) a detrimental change in Mr. Airola’s duties, responsibilities or status, (iii) our failure to comply with our obligations under our agreements with Mr. Airola, (iv) diminution of Mr. Airola’s salary or benefits, (v) our failure to approve Mr. Howes’ business plan to move our corporate headquarters in whole or in part to Houston, Texas, (vi) our failure to obtain the assumption of Mr. Airola’s employment agreement by any successor or assignee of ours or (vii) the relocation of Mr. Airola’s principal place of employment by more than 50 miles (other than to Houston, Texas). As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.

In the event Mr. Airola terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Airola will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Airola will receive (i) full vesting of all options and restricted stock, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Bruce C. Smith.  On April 20, 2007, Mr. Smith entered into an employment agreement with us under which he serves as our Vice President and President of Fluids Systems and Engineering. The term of the employment agreement is from April 20, 2007 through April 20, 2010, with automatic renewal thereafter for successive one-year periods, unless Mr. Smith’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Smith is entitled to receive the following compensation and benefits:

•	Annual base salary of $300,000 (subject to annual adjustment);

•	An opportunity under our executive incentive compensation plan to earn a cash bonus of between 12% and 80% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee (which was changed by the Compensation Committee to 16.5% and 110%);

•	Eligibility to receive annual stock options and performance-based awards under our long term incentive plans as determined in the discretion of the Compensation Committee;

•	As an inducement to execute the employment agreement and the non-compete agreements, 100,000 phantom shares, 50,000 of which are performance restricted and 50,000 of which are time restricted over a three year period;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Smith in the performance of his duties;

•	Four weeks of paid vacation; and

•	Participation in the life and health insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Smith’s employment with us will terminate (a) automatically upon his death or disability, (b) at Mr. Smith’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Smith’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Smith in advance of the expiration of the initial or any successive employment terms under Mr. Smith’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Smith’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Smith, (iii) diminution of Mr. Smith’s salary or benefits, (iv) requiring Mr. Smith to relocate more than 50 miles from Houston, Texas. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ agreement.

In the event Mr. Smith terminates his employment with us for Good Reason or is terminated by us without Cause, Mr. Smith will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Smith will receive (i) full vesting of all options and restricted stock, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Employment Agreement with Samuel L. Cooper.  On November 6, 2006, Mr. Cooper entered into an employment agreement with us under which he served as Vice President and President of Environmental Services. The term of the employment agreement was from November 7, 2006 through November 6, 2009, with automatic renewal thereafter for successive one-year periods, unless Mr. Cooper’s employment is terminated by either party giving 60 days written notice. Under this employment agreement, Mr. Cooper is entitled to receive the following compensation and benefits:

•	Annual base salary of $200,000 (subject to annual adjustment);

•	An opportunity under our executive incentive compensation plan to earn a cash bonus of between 12% and 80% of his annual base salary based on the satisfaction of performance criteria specified by the Compensation Committee (which was changed by the Compensation Committee to 15% and 100%);

•	Eligibility to receive annual stock options and other share-based awards under our long term incentive plans as determined in the discretion of the Committee;

•	Reimbursement for all reasonable and necessary business, entertainment and travel expenses incurred or expended by Mr. Cooper;

•	Four weeks of paid vacation;

•	Life insurance equal to three times the executive’s base salary; and

•	Participation in the health life and disability insurance plans, 401(k) plan and other employee benefit plans and programs generally made available to executive personnel.

Mr. Cooper’s employment with us would terminate (a) automatically upon his death or disability, (b) at Mr. Cooper’s election upon 30 days notice to us for “Good Reason” (as defined below) or Mr. Cooper’s voluntary resignation at his election and without Good Reason, (c) by us for “Cause” (as defined below), (d) by us without Cause or (e) with 60 days notice given by us or Mr. Cooper in advance of the expiration of the initial or any successive employment terms under Mr. Cooper’s employment agreement. As used in this agreement, “Good Reason” means (i) a detrimental change in Mr. Cooper’s duties, responsibilities or status, (ii) our failure to comply with our obligations under our agreements with Mr. Cooper, (iii) diminution of Mr. Cooper’s salary or benefits, (iv) our failure to obtain the assumption of Mr. Cooper’s employment agreement by any successor or assignee of us or (v) requiring Mr. Cooper to relocate more than 50 miles from Lafayette, Louisiana. As used in this agreement, “Cause” has the same meaning as in Mr. Howes’ Agreement.

In the event Mr. Cooper terminated his employment with us for Good Reason or was terminated by us without Cause, Mr. Cooper will be entitled to a lump sum payment equal to his then current base salary plus target level annual bonus for the greater of the remaining initial term of the agreement or one year. In addition, Mr. Cooper would receive (i) full vesting of all options and restricted stock, (ii) continuation of medical and dental health benefits, and disability benefits for the greater of the initial term of the employment agreement or 12 months (with a maximum benefit of 18 months) and (iii) payment of outplacement fees, within one year after termination, of up to $20,000.

Effective March 31, 2010, Mr. Cooper resigned from the company. His resignation was not based on “Good Reason” as defined in his employment agreement.

Tax and Accounting Implications

Accounting.  We account for equity compensation expenses for our employees under the rules of FAS 123R which requires us to estimate and record an expense for each award of long-term incentive compensation over the life of its vesting period.

Tax Deductibility of Pay.  In conducting the compensation programs applicable to our executive officers, the Compensation Committee considers the effects of Section 162(m) of the Internal Revenue Code, which denies publicly held companies a tax deduction for annual compensation in excess of $1 million paid to their chief executive officer or generally their three other most highly compensated corporate officers who are employed on the last day of a given year, unless that compensation is based on performance criteria that are established by a committee of outside directors and approved, as to their material terms, by that company’s stockholders.

Based on current interpretive authority, our ability to deduct compensation expense generated in connection with the exercise of options granted under our stock incentive plan should qualify as performance-based compensation and should not be limited by Section 162(m). Our performance restricted stock awards should qualify as performance-based compensation under Section 162(m) as well and, therefore, should be exempt from the deduction limit. To the extent the total of salary and other compensation for any of our applicable executive officers exceeds one million dollars in any year and does not qualify as performance-based compensation, the limitation on deductibility under Section 162(m) will apply. As a result, we have in the past and may from time to time in the future, pay compensation amounts to our executive officers that are not deductible.

Section 280G of the Internal Revenue Code disallows the deduction of any “excess parachute payment” paid in connection with certain change in control events. Section 4999 imposes a nondeductible excise tax on the recipient of any “excess parachute payment.” The Compensation Committee is aware of the possibility of a lost deduction in connection with any such payments and intends to take such actions as it deems reasonable and appropriate to preserve the deductibility of the full severance payment amounts that may become payable to the executive officers. There may be circumstances, however, in which “excess parachute payments” will be paid and will not be deductible by virtue of Section 280G.

Other Tax Implications

Section 409A of the Internal Revenue Code governs the taxation of certain types of “nonqualified deferred compensation.” Failure to comply with the requirements of Section 409A can result in adverse income tax consequences to our executives, including the accelerated income taxation of noncompliant compensation, the imposition of an additional 20% tax on such noncompliant compensation, and the imposition of interest on those taxes. We have taken precautions in the design of our employment agreements (including the severance and change in control provisions), as well as our 2006 Equity Incentive Plan and 2003 Executive Compensation Plan and all equity and incentive award agreements, to help ensure compliance with Section 409A and the regulations thereunder.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee in 2009 were Mr. Anderson (Chairman), Dr. McFarland and Mr. Finley. No member of the Compensation Committee is a current or former officer or employee of ours or any of our subsidiaries or had any relationship requiring disclosure under applicable SEC rules. Additionally, none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee of the Board of Directors

David C. Anderson (Chairman)
James W. McFarland, Ph.D.
G. Stephen Finley

EXECUTIVE COMPENSATION

The tables on the following pages show our compensation for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at fiscal year ended December 31, 2009.

Summary Compensation Table

					Non-Equity
Name and			Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Awards(1)(2)	Awards(1)	Compensation(3)	Compensation(4)	Total

Paul L. Howes	2009	$453,600	$48,326	$370,780	—	$36,799	$909,505
President and	2008	$477,000	$118,350	$548,925	$417,147	$34,249	$1,595,671
Chief Executive Officer	2007	$445,196	$125,120	$303,976	$173,321	$189,322	$1,236,935
James E. Braun	2009	$278,992	$22,343	$272,987	—	$30,139	$604,461
Vice President and	2008	$294,690	$59,175	$283,611	$168,438	$28,471	$834,385
Chief Financial Officer	2007	$285,541	$78,200	$189,985	$79,404	$25,510	$658,640
Bruce C. Smith	2009	$314,580	$26,811	$308,211	—	$32,310	$681,912
Vice President and	2008	$331,537	$71,010	$320,206	$288,298	$23,423	$1,034,474
President of Fluids	2007	$311,250	$780,200	$189,985	$131,033	$45,118	$1,457,586
Systems and Engineering
Mark J. Airola	2009	$271,637	$22,343	$272,987	—	$26,477	$593,444
Vice President,	2008	$286,280	$59,175	$283,611	$156,474	$27,392	$812,932
General Counsel, Chief	2007	$275,349	$78,200	$189,985	$76,569	$26,691	$646,794
Administrative Officer and Secretary
Samuel L. Cooper	2009	$196,000	$16,550	$370,780	$100,000	$32,949	$716,279
Former Vice President and President of Environmental Services and Mats & Integrated Services

(1)	Dollar amount reported reflects the aggregate fair value determined as of the date of award or grant, in each case calculated in accordance with FASB ASC Topic 718. Values for 2008 and 2007 were recalculated to reflect revised disclosure rules issued by the SEC. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended 2009, for the relevant assumptions used in the calculation of these amounts. Restricted stock awards are subject to performance conditions and the amounts listed reflect the probable outcome of the conditions determined as of the date of the award. The amount listed is the value of the target award, which is consistent with our estimate of the aggregate compensation cost that would be recognized over the applicable service period, excluding forfeitures, under Topic 718. The maximum values of such awards at the grant date, assuming achievement of the highest level of performance, are as follows:

Name	2007	2008	2009

Paul L. Howes	$625,600	$591,750	$241,630
James E. Braun	$391,000	$295,875	$111,713
Bruce C. Smith	$391,000	$355,050	$134,055
Mark J. Airola	$391,000	$295,875	$111,713
Samuel L. Cooper	—	—	$82,750

(2)	The amounts represented for Mr. Smith include an award of phantom stock, payable in cash, upon meeting certain time-restricted and performance based criteria. See the discussion of Mr. Smith’s phantom stock award in the “Equity Incentive Compensation Decisions” section under “The Compensation Committee Decisions” heading of this Proxy Statement.

(3)	Reflects amounts earned under our 2003 Executive Incentive Compensation Plan based on 2007, 2008 and 2009 performance, which were paid in 2008, 2009, and 2010, respectively.

(4)	The amount for “All Other Compensation” includes the following for 2009:

	Paul L.	James E.	Bruce C.	Mark J.	Samuel L.
	Howes	Braun	Smith	Airola	Cooper

Physical	$2,800	$1,750	—	—	—
Life Insurance	$1,932	$1,402	$2,989	$1,362	$944
Car Allowance/Personal Use of Company Car	—	$15,600	$15,427	$15,600	$15,600
Annual Stipend in accordance with Employment Agreement	$20,833	—	—	—	—
Matching Contributions under 401(k)*	$11,234	$10,887	$13,894	$9,515	$16,405
Matching Contribution for Health Savings Account	—	$500	—	—	—

*	Includes true-up adjustments (positive and negative) made in 2010 for 2009 contributions pursuant to the terms of the 401(k) plan.

Grants of Plan-Based Awards In 2009

The following table sets forth certain information with respect to plan-based awards granted to the named executive officers identified in the Summary Compensation Table during 2009.

									All Other
									Option	Exercise	Grant
									Awards:	or Base	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Price of	Value of
			Under Non-Equity Incentive			Under Equity Incentive Plan			Securities	Option	Stock and
	Grant		Plan Awards			Awards(2)			Underlying	Awards	Option
Name	Date		Threshold	Target	Maximum	Threshold	Target	Maximum	Options(3)	($/Sh)(4)	Awards(5)

Paul L. Howes	N/A	(1)	$116,640	$388,800	$777,600	—	—	—		—	—
	6/10/09		—	—	—	—	—	—	200,000	$3.31	$370,780
	6/10/09		—	—	—	10,000	—	50,000	—	—	$33,100
	6/10/09		—	—	—	4,600	—	23,000	—	—	$15,226
James E. Braun	N/A	(1)	$44,838	$149,460	$298,920		—	—	—	—	—
	6/10/09		—	—	—		—	—	147,250	$3.31	$272,987
	6/10/09		—	—	—	6,750	—	33,750	—	—	$22,343
Bruce C. Smith	N/A	(1)	$55,613	$185,378	$370,755		—	—	—	—	—
	6/10/09		—	—	—		—	—	166,250	$3.31	$308,211
	6/10/09		—	—	—	8,100	—	40,500	—	—	$26,811
Mark J. Airola	N/A	(1)	$43,656	$145,520	$291,040		—	—	—	—	—
	6/10/09		—	—	—		—	—	147,250	$3.31	$272,987
	6/10/09		—	—	—	6,750	—	33,750	—	—	$22,343
Samuel L. Cooper	N/A	(1)	$31,500	$105,000	$210,000		—	—	—	—	—
	6/10/09		—	—	—		—	—	200,000	$3.31	$370,780
	6/10/09		—	—	—	5,000	—	25,000	—	—	$16,550

(1)	Represents threshold, target and maximum performance goal achievement payout levels under our 2003 Executive Incentive Compensation Plan for 2009 performance based on annualized salary as of April 1, 2009. See “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the amount actually paid to each named executive officer for 2009 performance.

(2)	Represents shares of performance-based restricted stock granted under the 2003 Long Term Incentive Plan, except that the grant to Paul Howes of 23,000 shares was under the 2006 Equity Incentive Plan. The performance period for the awards is January 1, 2009 to December 31, 2011. These awards cliff vest after three years if the performance criteria are met. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “The Compensation Committee Decisions — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis. “Grant Date Fair Value” is based upon probable award.

(3)	Represents stock options granted under the 2006 Equity Incentive Plan.

(4)	The exercise price of the stock option is equal to the grant date’s closing price of our common stock as reported by the NYSE.

(5)	Dollar amount reported reflects the fair value as of the date of award or grant, in each case calculated in accordance with FASB ASC Topic 718. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended 2009 for the relevant assumptions used to determine the valuation of our stock and option awards.

Outstanding Equity Awards at Fiscal Year End

							Stock Awards
										Equity
								Equity		Incentive Plan
	Option Awards							Incentive Plan		Awards:
	Number of	Number of						Awards:		Market or
	Securities	Securities				Number of	Market Value	Number of		Payout Value
	Underlying	Underlying				Shares of	of Shares of	Unearned		of Unearned
	Unexercised	Unexercised		Option	Option	Stock That	Stock Held	Shares That		Shares That
	Options (#)	Options (#)		Exercise	Expiration	Have Not	That Have	Have Not		Have Not
Name	Exercisable	Unexercisable		Price ($/Sh)	Date	Vested (#)	Not Vested	Vested (#)(1)		Vested(1)

Paul L. Howes	375,000	—		$8.08	3/22/2013	—	—	—		—
	80,000	—		$7.17	12/28/2013	—	—	—		—
	53,334	26,666	(2)	$7.82	6/11/2017	—	—	—		—
	50,000	100,000	(3)	$7.89	6/9/2018	—	—	—		—
	—	200,000	(4)	$3.31	6/10/2019
	—	—		—	—	80,000 (5)	$338,400	—		—
	—	—		—	—	—	—	50,000	(6)	$211,500
	—	—		—	—	—	—	50,000	(7)	$211,500
	—	—		—	—	—	—	25,000	(8)	$105,750
	—	—		—	—	—	—	50,000	(9)	$211,500
	—	—		—	—	—	—	23,000	(10)	$97,290
James E. Braun	33,334	16,666	(11)	$7.82	6/11/2017	—	—	—		—
	25,834	51,666	(12)	$7.89	6/9/2018	—	—	—		—
	—	147,250	(13)	$3.31	6/10/2019	—	—	—		—
	—	—		—	—	—	—	30,000	(6)	$126,900
	—	—		—	—	—	—	37,500	(7)	$158,625
	—	—		—	—	—	—	33,750	(9)	$142,763
Bruce C. Smith	15,000	—		$5.90	6/10/2010	—	—	—		—
	11,000	—		$5.61	6/9/2011	—	—	—		—
	15,000	—		$6.27	6/8/2012	—	—	—		—
	33,334	16,666	(11)	$7.82	6/11/2017	—	—	—		—
	29,167	58,333	(14)	$7.89	6/9/2018	—	—	—		—
	—	166,250	(15)	$3.31	6/10/2019	—	—
	—	—		—	—	—	—	30,000	(6)	$126,900
	—	—		—	—	—	—	45,000	(7)	$190,350
	—	—		—	—	—	—	40,500	(9)	$171,315
Mark J. Airola	33,334	16,666	(11)	$7.82	6/11/2017	—	—	—		—
	25,834	51,666	(12)	$7.89	6/9/2018	—	—	—		—
	—	147,250	(13)	$3.31	6/10/2019	—	—	—		—
	—	—		—	—	—	—	30,000	(6)	$126,900
	—	—		—	—	—	—	37,500	(7)	$158,625
	—	—		—	—	—	—	33,750	(9)	$142,763

Stock Awards
Equity
Equity	Incentive Plan
Option Awards	Incentive Plan	Awards:
Number of	Number of	Awards:	Market or
Securities	Securities	Number of	Market Value	Number of	Payout Value
Underlying	Underlying	Shares of	of Shares of	Unearned	of Unearned
Unexercised	Unexercised	Option	Option	Stock That	Stock Held	Shares That	Shares That
Options (#)	Options (#)	Exercise	Expiration	Have Not	That Have	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($/Sh)	Date	Vested (#)	Not Vested	Vested (#)(1)	Vested(1)

Samuel L. Cooper	6,000	—	$8.55	9/12/2012	—	—	—	—
—	200,000	(16)	$3.31	6/10/2019	—	—	—	—
—	—	—	—	—	—	25,000	(10)	$105,750

(1)	The market value is based upon the closing stock price of $4.23 as reported on December 31, 2009.

(2)	The 26,666 options vest June 12, 2010.

(3)	The 100,000 options vest as follows: 50,000 on June 10, 2010 and 50,000 on June 10, 2011.

(4)	The 200,000 options vest as follows: 50,000 on June 10, 2010, 50,000 on June 10, 2011, 50,000 on June 10, 2012 and 50,000 on June 10, 2013.

(5)	The vesting schedule for the 80,000 shares of restricted stock outstanding is as follows: 40,000 on March 22, 2010 and 40,000 on March 22, 2011.

(6)	Awards issued under our 2003 Long-Term Incentive Plan which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2009. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “The Compensation Committee Decisions — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(7)	Awards issued under our 2003 Long-Term Incentive Plan which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2010. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “The Compensation Committee Decisions — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(8)	Awards issued under our 2006 Equity Incentive Plan which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2010. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “The Compensation Committee Decisions — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(9)	Awards issued under our 2003 Long-Term Incentive Plan which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2011. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “The Compensation Committee Decisions — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(10)	Awards issued under our 2006 Equity Incentive Plan which vest pursuant to achievement and certification of certain performance criterion for the three-year period ending December 31, 2011. For more information concerning the performance-based restricted stock awards, see “Equity Incentive Compensation” and “The Compensation Committee Decisions — Equity Incentive Compensation Decisions” in the Compensation Discussion and Analysis.

(11)	The 16,666 options vest June 12, 2010.

(12)	The 51,666 options vest as follows: 25,833 on June 10, 2010 and 25,833 on June 10, 2011.

(13)	The 147,250 options vest as follows: 36,813 on June 10, 2010, 36,813 on June 10, 2011, 36,812 on June 10, 2012 and 36,812 on June 10, 2013.

(14)	The 58,333 options vest as follows: 29,167 on June 10, 2010 and 29,166 on June 10, 2011.

(15)	The 166,250 options vest as follows: 41,563 on June 10, 2010, 41,563 on June 10, 2011, 41,562 on June 10, 2012 and 41,562 on June 10, 2013.

(16)	The 200,000 options vest as follows: 50,000 on June 10, 2010, 50,000 on June 10, 2011, 50,000 on June 10, 2012, and 50,000 on June 10, 2013.

Option Exercises and Stock Vested

The following table sets forth information for the named executive officers identified in the Summary Compensation Table with respect to stock options exercised and vesting on time-restricted and performance-based shares for the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of Shares	Value		Value
	Acquired	Realized upon	Number of Shares	Realized
Name	on Exercise (#)	Exercise	Acquired on Vesting	on Vesting

Paul L. Howes	—	—	71,000	$191,520	(1)
James E. Braun	—	—	47,283	$143,696	(1)
Bruce C. Smith	—	—	55,036	$145,352	(1)(2)
Mark J. Airola	—	—	47,283	$135,030	(1)
Samuel L. Cooper	—	—	15,500	$35,960	(1)

(1)	Dollar values are calculated by multiplying the market price of our common stock on the vesting date by the number of shares vested and does not necessarily reflect the proceeds actually received by the named executive officer.

(2)	Includes amount paid to Mr. Smith for phantom stock award vested. Value is calculated by multiplying the number of shares of phantom stock vested by the closing price of our common stock on June 30, 2009.

Risk Assessment of Compensation Programs

The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. As discussed in the Compensation Discussion and Analysis section of this Proxy, the Compensation Committee, with the assistance of its consultant, undertook a risk assessment of our compensation programs in 2009. After reviewing and discussing the compensation programs with the Compensation Committee and reviewing the results of those discussions with the Audit Committee of the Board, we believe that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. While some performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, these award programs represent a modest percentage of the executive employees’ total compensation opportunities and are balanced by other long-term incentives. We believe that these programs appropriately balance risk and the desire to focus employees on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking.

A significant part of the compensation provided to employees is in the form of long-term equity awards that are important to help further align employees’ interests with those of our stockholders. We do not believe that these awards encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to our stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

Employment Agreements and Change in Control Agreements

We have entered into employment agreements with each of our named executive officers. See “Executive Employment Agreements” within the Compensation Discussion and Analysis for a summary of these employment agreements and descriptions of compensation elements pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards in 2009 were paid or awarded and the criteria for such payment, including targets for payments of annual incentives, as well as performance criteria on which such payments were based. We have also adopted a change in control benefits policy applicable to our named executive officers and have entered into change in control agreements with our named executive officers other than Mr. Howes, who receives his benefits under his employment agreement. See “Potential Payments upon Change in Control” below for a summary of these benefits and agreements.

Potential Payments upon Change in Control

On March 7, 2007, the Board, upon recommendation of the Compensation Committee, approved a change in control benefits policy to all of our executive officers and other key executives and employees not to exceed a total of 30. The executive officers receiving change in control benefits are the following executive officers of our company: Paul L. Howes, James E. Braun, Mark J. Airola, Bruce C. Smith, William D. Moss, Samuel L. Cooper and Gregg S. Piontek. The change in control benefits require a change in control of our company and the termination of employment under certain circumstances described below to trigger the benefits to the executives and employees (often referred to as a “double-trigger”). Benefits to the executives and other employees under the policy are described below:

•	Payment of accrued but unpaid salary and a prorated annual bonus (at the target level) through the date of termination.

•	A lump sum payment in an amount equal to a multiple of that executive’s (i) base salary, plus (ii) a target bonus which will equal the higher of the bonus to which the executive would be entitled under our 2003 Executive Incentive Compensation Plan for the fiscal year preceding the termination or the highest bonus received by the executive under the incentive plan. The multiples established under the policy are: three times for the chief executive officer (which has subsequently been modified to 2.99 times in the Amended and Restated Employment Agreement of Mr. Howes), two times for the other executive officers and divisional presidents (a total of six individuals), and one time for the remaining designated key executives and employees.

•	Full vesting of all options, restricted stock and deferred compensation (whether time or performance-based).

•	Payment of outplacement fees up to $20,000 for the chief executive officer; $10,000 for the other executive officers and divisional presidents; and $5,000 for the remaining employees.

•	Continuation of life insurance, medical and dental health benefits, and disability benefits for a period ranging from one year to three years.

A change in control will be deemed to occur if:

•	there is a merger or consolidation of our company with, or an acquisition of our company or all or substantially all of our assets by, any other entity other than any transaction in which members of our Board immediately prior to the transaction constitute a majority of the board of the resulting entity for a period of twelve months following the transaction;

•	any person or group becomes the direct or indirect beneficial owner of 30% or more of our outstanding voting securities;

•	any election of directors occurs and a majority of the directors elected are individuals who were not nominated by a vote of two-thirds of the members of the Board or the Nominating and Corporate Governance Committee; or

•	we effect a complete liquidation of our company.

Under the policy, an executive or employee shall not be entitled to those benefits unless his employment is terminated, during the period commencing upon the date when we first have knowledge that any person or group has become a beneficial owner of 30% or more of our voting securities or the date we execute an agreement contemplating a change in control and ending two years after the change in control, for any reason other than:

•	death;

•	disability;

•	cause; or

•	resignation without good reason.

We have entered into change in control agreements with the designated executive officers and employees other than Paul L. Howes (his change in control benefits are included in his employment agreement). The tables below also reflects potential payments to the named executive officers upon the termination of their employment under their respective employment agreements. Effective April 23, 2008, the Compensation Committee approved the amendment to the change in control agreements previously issued to the named executive officers to provide that we are required to pay the executive a “gross-up payment” for excise taxes imposed under Section 4999 of the Internal Revenue Code. This amendment was approved to insure that the executive receives the total benefit intended by the change in control agreement, but includes a sunset provision, such that the “gross-up payment” provision will terminate in five years. This “amendment” was incorporated into the change in control provision of Mr. Howes’ Amended and Restated Employment Agreement, inclusive of the sunset provision.

The tables below reflect the amount of compensation to each of the named executive officers in the event of a change in control and termination of that executive’s employment under the terms of the above-described policy or, with respect to Mr. Howes, under his employment agreement. The amount of compensation payable to each named executive officer upon voluntary termination, voluntary termination for good reason or involuntary not-for-cause termination, termination following a change in control, for cause termination, and termination in the event of death or disability of the executive is shown below. The amounts shown assume that the termination was effective on December 31, 2009 and thus includes amounts earned through that time and are estimates of the amounts which would have been paid out to the executives upon their termination on such date. The value of the equity compensation awards was based on the closing price of our common stock of $4.23 on December 31, 2009. The actual amounts to be paid out can only be determined at the time of the executive’s separation from us. In the event of death or disability before the annual cash (short-term incentive) is paid, the Compensation Committee has the authority to pay (in full or on a prorated basis) the amount the employee would have received. We have assumed that the Compensation Committee would have authorized the payment of the full award for purposes of the tables below. As of December 31, 2009, none of the executives were eligible for retirement.

Paul L. Howes

		Voluntary
		Termination	Termination
	Voluntary	for Good Reason	due to	For Cause
	Termination	or Termination	Change in	Termination		Disability
Executive Compensation and	on	without Cause	Control on	on	Death on	on
Benefits	12/31/2009	on 12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Base Salary	—	$972,000	$1,453,140	—	—	$243,000
Short-term Incentive (80% of base salary)	—	$777,600	$1,247,270	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	$184,000	$184,000	—	—	—
Employment Restricted Shares	—	$338,400	$338,400	—	—	—
Performance Based Restricted Shares	—	—	$837,540	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$20,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$1,458,000	—
Disability Benefits per year*	—	—	—	—	—	$120,000
Health & Welfare Benefits	—	$28,376	$70,658	—	—	—
280G Excise Tax and Reimbursement	—	—	$1,070,032	—	—	—
Total	$—	$2,320,376	$5,221,040	$—	$1,458,000	$363,000

*	Until no longer disabled or Social Security Retirement age.

James E. Braun

		Voluntary
		Termination
		for Good	Termination
	Voluntary	Reason or	due to	For Cause
	Termination	Termination	Change in	Termination
	on	without Cause	Control on	on	Death on	Disability on
Executive Compensation and Benefits	12/31/2009	on 12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Base Salary	—	$298,920	$597,840	—	—	$149,460
Short-term Incentive (50% of base salary)	—	$149,460	$336,876	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	$135,470	$135,470	—	—	—
Employment Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	$428,288	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$896,760	—
Disability Benefits per year*	—	—	—	—	—	$120,000
Health & Welfare Benefits	—	$31,319	$47,070	—	—	—
280G Excise Tax and Reimbursement	—	—	—	—	—	—
Total	$—	$635,169	$1,555,544	$—	$896,760	$269,460

*	Until no longer disabled or Social Security Retirement age.

Bruce C. Smith

		Voluntary
		Termination
		for Good
		Reason or	Termination
	Voluntary	Termination	due to	For Cause
	Termination	without	Change in	Termination		Disability
	on	Cause on	Control on	on	Death on	on
Executive Compensation and Benefits	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Base Salary	—	$337,050	$674,100	—	—	$168,525
Short-term Incentive (55% of base salary)	—	$185,378	$576,596	—	—	—
Long-term Incentives:
Employment Stock Options	—	$152,950	$152,950	—	—	—
Annual Stock Options	—	—	—	—	—	—
Employment Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	$488,565	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$1,011,150	—
Disability Benefits per year*	—	—	—	—	—	$120,000
Health & Welfare Benefits	—	$9,399	$17,843	—	—	—
280G Excise Tax and Reimbursement	—	—	$—	—	—	—
Total	$—	$704,777	$1,920,054	$—	$1,011,150	$288,525

*	Until no longer disabled or Social Security Retirement age.

Mark J. Airola

		Voluntary
		Termination
		for Good
		Reason or	Termination
	Voluntary	Termination	due to	For Cause
	Termination	without	Change in	Termination		Disability
	on	Cause on	Control on	on	Death on	on
Executive Compensation and Benefits	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Base Salary	—	$291,040	$582,080	—	—	$145,520
Short-term Incentive (50% of base salary)	—	$145,520	$312,948	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	$135,470	$135,470	—	—	—
Employment Restricted Shares	—	—	—	—	—	—
Performance Based Restricted Shares	—	—	$428,288	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$873,120	—
Disability Benefits per year*	—	—	—	—	—	$120,000
Health & Welfare Benefits	—	$19,988	$31,962	—	—	—
280G Excise Tax and Reimbursement	—	—	—	—	—	—
Total	$—	$612,018	$1,500,748	$—	$873,120	$265,520

*	Until no longer disabled or Social Security Retirement age.

Samuel L. Cooper

		Voluntary
		Termination
		for Good	Termination
	Voluntary	Reason or	due to	For Cause
	Termination	Termination	Change in	Termination		Disability
	on	without Cause	Control on	on	Death on	on
Executive Compensation and Benefits	12/31/2009	on 12/31/2009	12/31/2009	12/31/2009	12/31/2009	12/31/2009

Compensation:
Base Salary	—	$210,000	$420,000	—	—	$105,000
Short-term Incentive (50% of base salary)	—	$105,000	$242,191	—	—	—
Long-term Incentives:
Employment Stock Options	—	—	—	—	—	—
Annual Stock Options	—	$184,000	$184,000	—	—	—
Employment Restricted Shares	—			—	—	—
Performance Based Restricted Shares	—	—	$105,750	—	—	—
Benefits and Perquisites:
Outplacement	—	$20,000	$10,000	—	—	—
Life Insurance Proceeds	—	—	—	—	$630,000	—
Disability Benefits per year*	—	—	—	—	—	$120,000
Health & Welfare Benefits	—	$28,376	$43,145	—	—	—
280G Excise Tax and Reimbursement	—	—	$286,022	—	—	—
Total	$—	$547,376	$1,291,108	$—	$630,000	$225,000

*	Until no longer disabled or Social Security Retirement age.

Retirement, Disability and Death

An executive officer who retires will be entitled to pay through the last day worked and 401(k) distributions. An executive officer who becomes disabled will be entitled to pay through the last day worked, disability benefits, 401(k) distributions and accidental dismemberment benefits, if applicable. The beneficiary of an executive officer who dies will be entitled to pay through the executive’s last day worked, 401(k) distributions and life insurance proceeds.

The impact of an employee’s retirement, disability or death on outstanding options can vary depending on the stock option plan under which the grants were made. Under our 2006 Equity Incentive Plan, upon termination of employment by reason of death or permanent disability, all vested options outstanding may be exercised in full at any time during the period of one year following termination of employment. Upon termination of employment by reason of retirement, all vested options may be exercised in full at any time during the period of 90 days following termination of employment. Under our 1995 Incentive Stock Option Plan, upon retirement, disability or death, all vested options may be exercised any time during the term of the option.

Forfeiture restrictions on any outstanding restricted stock awards will lapse if the employee’s employment is terminated due to death or a disability that entitles employee to receive benefits under our long term disability plan. Retirement is defined as the termination of employment for reasons other than cause on or after the attainment of age 65.

DIRECTOR COMPENSATION

The Compensation Committee regularly reviews the compensation of non-employee directors. The compensation consultant provides the Compensation Committee with industry trends in board compensation and recommends retainers and/or fees based on the peer company proxy information as well as national board survey data. The Compensation Committee then makes recommendations to the Board of Directors on the setting of Board compensation.

The following table describes the current compensation arrangements with our non-employee directors:

		January 1, 2009
		to May 1, 2009
	May 1, 2009 to	and after
	April 1, 2010	April 1, 2010

Annual Cash Retainer Fee (Chairman of the Board)	$112,500	$125,000
Annual Cash Retainer Fee (other than the Chairman of the Board)	$40,500	$45,000
Additional Annual Cash Retainer Fee for Audit Committee Chair	$25,000	$25,000
Additional Annual Cash Retainer Fee for Audit Committee Members	$12,500	$12,500
Additional Annual Cash Retainer Fee for Other Committee Chairs	$20,000	$20,000
Additional Annual Cash Retainer Fee for Other Committee Members	$10,000	$10,000

Effective April 1, 2010, the Board of Directors approved the restoration of cash fees, previously reduced in May 2009 in conjunction with our cost reduction initiatives. The fees payable to our non-employee directors after April 1, 2010 are for the fiscal year ending December 31, 2010. All of the non-employee directors’ fees are paid on a quarterly basis (excluding the Chairman of the Board), and all directors (including the Chairman of the Board) are reimbursed for travel expenses incurred in attending Board and committee meetings. Employee directors receive no additional consideration for serving as directors or committee members.

Option Grants under Non-Employee Directors’ Restricted Stock Plan

Under the Non-Employee Directors’ Restricted Stock Plan (previously known as the 2004 Non-Employee Directors’ Stock Option Plan), which we refer to as the 2004 Plan, each non-employee director was automatically granted an option to purchase 10,000 shares of common stock upon his or her initial election to the Board of Directors (whether elected by the stockholders or the Board of Directors) and each time the non-employee director was re-elected to the Board of Directors. Each option granted under the 2004 Plan had an exercise price equal to the fair market value of those shares on the date of grant, which was equal to the closing price of the common stock for the day on which the option was granted (or, if the date of grant was not a trading day, on the trading day immediately preceding that date).

In June of 2007, the stockholders approved an amendment to the 2004 Plan. As amended, the 2004 Plan authorizes grants of restricted stock to non-employee directors instead of stock options. Each of the non-employee directors was granted 10,000 shares of restricted stock on June 13, 2007. The vesting period for the restricted stock is one year (consistent with the terms of service for the directors).

In September of 2008, the Board of Directors approved an amendment to the 2004 Plan which provides that the number of shares granted upon initial and annual election to the Board shall be based on a fixed dollar value rather than a fixed number of shares. Therefore, in June 2009, the number of restricted shares granted were equal to the number of restricted shares having a “fair market value” (as defined in the 2004 Plan) on the date of grant equal to $125,000. The vesting of the restricted stock remains at one year.

Compensation of Directors

	Fees
	Earned	Stock
	or Paid	Awards	Option
Name	in Cash ($)	($)(1)	Awards ($)(2)	Total

David C. Anderson	$70,875	$125,000	—	$195,875
Jerry W. Box	$115,625	$125,000	—	$240,625
G. Stephen Finley	$79,000	$125,000	—	$204,000
James W. McFarland, Ph.D.	$73,375	$125,000	—	$198,375
Gary L. Warren	$70,875	$125,000	—	$195,875

(1)	Represents the aggregate grant date fair value for restricted stock awards granted to the non-employee directors in 2009. The grant date fair value of the restricted stock awarded in 2009, as determined pursuant to FASB ASC Topic 718, was $3.31 per share. See Note 11, “Stock Based Compensation and Other Benefit Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for fiscal year ended 2009, for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	The following are the aggregate number of options outstanding that have been granted to each of our non-employee directors as of December 31, 2009, prior to the amendment to the 2004 Plan, which authorized the issuance of restricted stock: Mr. Anderson — 20,000; Mr. Box — 36,100; Dr. McFarland — 20,000; and Mr. Warren — 20,000. Messrs. Anderson, Box, Finley, Warren and Dr. McFarland each have 37,764 shares of restricted stock outstanding which will fully vest June 10, 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to the equity compensation plans maintained by us as of December 31, 2009, under which our equity securities may be issued in the future, and with respect to individual compensation arrangements as of December 31, 2009.

Number of Securities
	Number of			Remaining Available
	Securities to be		Weighted-Average	for Future Issuance
	Issued Upon		Exercise Price of	Under Equity
	Exercise of		Outstanding	Compensation Plans
	Outstanding		Options,	(Excluding Securities
	Options, Warrants		Warrants and	Reflected in
	and Rights		Rights	Column (a))
Plan Category	(a)		(b)	(c)

Equity compensation plans approved by stockholders	4,665,958	(1)	$5.05	2,145,186	(2)
Equity compensation plans not approved by stockholders(3)	375,000		$8.08	—

Total	5,040,958		$5.28	2,145,186

(1)	Includes options issued under the 1993 Non-Employee Directors’ Stock Option Plan, the 1995 Incentive Stock Option Plan, the 2008 Employee Stock Purchase Plan, the Amended and Restated Non-Employee Directors’ Restricted Stock Plan and the 2006 Equity Incentive Plan.

(2)	Includes 938,996 shares available for issuance under the 2008 Employee Stock Purchase Plan, 9,677 shares available for issuance under the 2003 Long Term Incentive Plan, 504,513 shares available for issuance under the Non-Employee Directors’ Equity Incentive Plan and 692,030 shares available for issuance under the 2006 Equity Incentive Plan.

(3)	Represents options issued pursuant to individual compensation arrangements for Paul L. Howes.

Howes Plan

As an inducement to his employment, Mr. Howes was awarded, effective March 22, 2006, an option to purchase 375,000 shares at an exercise price of $8.08, which is evidenced by a Non-Statutory Stock Option Agreement dated March 22, 2006. The option became fully vested on March 22, 2009.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the accounting firm of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, the “Deloitte Entities”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2010. One or more representatives of the Deloitte Entities are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from the stockholders.

The Audit Committee is directly responsible for selecting and retaining our independent registered public accounting firm. Although action by the stockholders is not required for the appointment, given the critical role played by the independent registered public accounting firm, we are providing stockholders the opportunity to express their views on this matter. If the stockholders fail to ratify the appointment of the Deloitte Entities, the Audit Committee will reconsider the appointment, but the Audit Committee may elect to retain the firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different independent auditing firm at any time during the year if the Audit Committee determines that a change in auditors would be in the best interests of our company and our stockholders.

Prior to the selection of the Deloitte Entities as Newpark’s independent registered public accounting firm for the fiscal year 2008, Ernst & Young LLP (“E&Y”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2007. On June 23, 2008, the Audit Committee approved a change in our independent registered public accounting firm. Effective June 23, 2008, we dismissed E&Y and appointed the Deloitte Entities as our independent registered public accounting firm for fiscal year 2008. The decision to dismiss E&Y was made by the Audit Committee and was made following a competitive request for proposal process undertaken by the Audit Committee.

E&Y’s reports on our consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that (i) the audit report for the fiscal year ending December 31, 2006 indicated that as discussed in Note 1 to the consolidated financial statements, in 2006 we changed our method of accounting for stock-based compensation, and (ii) the audit report for the fiscal year ending December 31, 2007 indicated that as discussed in Note 1 to the consolidated financial statements, effective January 1, 2007 we adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109,” and effective January 1, 2006 we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment.”

During the fiscal years ended December 31, 2007 and 2006, and the subsequent interim period through June 23, 2008, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years.

During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through June 23, 2008, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K) except as described below:

•	On June 26, 2006, we filed with the SEC a Current Report on Form 8-K disclosing under Item 4.02 that the Audit Committee, in consultation with and upon the recommendation of our management and after consultation with E&Y, concluded that (i) our previously issued audited financial statements for the fiscal years ended December 31, 2001 through 2005 and our interim unaudited financial statements for the fiscal quarters within 2004 and 2005 should be restated, and (ii) such financial statements and the independent registered public accounting firm’s reports related to the financial statements should no longer be relied upon. The Current Report on Form 8-K further disclosed that such financial statements would be restated to correct the accounting errors described therein.

•	As reported in Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2005 (the “2005 Form 10-K/A”), we concluded, as a result of an internal investigation initiated by our Audit Committee, that the material accounting errors that resulted in the restatement of our historical consolidated financial statements were determined to have resulted from certain material weaknesses in our internal controls over financial accounting. The material weaknesses existing as of December 31, 2005 are described in the 2005 Form 10K/A and are summarized as follows: (i) failure to maintain adequate controls to prevent or detect intentional override of or intervention with controls or intentional misconduct by certain former members of senior management; (ii) failure to maintain effective controls over the recording of intangible assets to ensure that the amortization period properly reflected the estimated economic lives of the assets; and (iii) failure to maintain effective controls, including monitoring, to ensure the existence and completeness of approval of stock option grants and ensuring the proper measurement of expense under Accounting Principles Board Opinion 25. As a result of the foregoing material weaknesses, our management determined that our internal control over financial reporting as of December 31, 2005 was not effective and E&Y’s report on internal control over financial reporting stated that we did not maintain effective internal control over financial reporting as of December 31, 2005.

•	As reported in our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”), we disclosed that in making an assessment of our internal control over financial reporting, we had identified the following material weaknesses in internal control over financial reporting as of December 31, 2006: (i) failure to adequately monitor certain of our control practices to foster an environment that allowed for a consistent and open flow of information and communication between those individuals who initiated transactions and those who were responsible for the financial reporting of those transactions, principally at our subsidiary, Soloco, Inc.; and (ii) failure to maintain effective controls over the recording of intangible assets. As a result of the foregoing material weaknesses, our management determined that our internal control over financial reporting as of December 31, 2006 was not effective and E&Y’s report on internal control over financial reporting stated that we did not maintain effective internal control over financial reporting as of December 31, 2006.

As reported in our Annual Report on Form 10-K for the year ended December 31, 2007, we disclosed that we had implemented certain corrective measures in 2006 and 2007. Based on the evaluation of our internal controls as of December 31, 2007, our management concluded that such internal controls over financial reporting were effective as of that date. E&Y reported that in all material respects, we maintained effective internal controls over financial reporting as of December 31, 2007.

We have authorized E&Y to respond fully to any inquiries of the Deloitte Entities regarding the reportable events discussed above.

We provided E&Y with a copy of a Current Report on Form 8-K (the “Form 8-K”), which was later filed with the SEC on June 23, 2008, and requested that E&Y furnish us with a letter addressed to the SEC stating whether or not it agreed with the disclosure contained in the Form 8-K or, if not, stating the respects in which it did not agree. We received the requested letter from E&Y and a copy of E&Y’s letter is filed as Exhibit 16.1 to the Form 8-K and such letter is incorporated by reference herein.

On June 23, 2008, the Audit Committee approved the engagement of and appointed the Deloitte Entities to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and to review the financial statements to be included in our Quarterly Report on Form 10-Q beginning with the quarter ending June 30, 2008. During the fiscal years ended December 31, 2007 and 2006 and the subsequent interim period through June 23, 2008, we did not, nor did anyone on our behalf consult with the Deloitte Entities regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that the Deloitte Entities concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was either the subject of a disagreement or a reportable event.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

Independent Registered Public Accounting Firm Fees

The Deloitte Entities were appointed to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. The following table sets forth the fees billed to us for professional audit services rendered by the Deloitte Entities for the years ended December 31, 2008 and December 31, 2009.

	Ernst & Young LLP		Deloitte & Touche LLP
	2008	2009	2008	2009

Audit Fees(1)	$352,728	$76,932	$1,084,356	$1,119,991
Audit-Related Fees(2)	94,916	35,307	48,941	29,400
Tax Fees(3)	26,182	—	—	50,000
All Other Fees(4)	—	—	153,383	—

Total	$473,826	$112,239	$1,286,680	$1,199,391

(1)	Audit fees consist primarily of fees for (i) the audit of our annual financial statements, (ii) review of financial statements in our quarterly reports on Form 10-Qs, (iii) the audit of the effectiveness of our internal control over financial reporting, and (iv) for services that are provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit-related fees consist primarily of fees for professional services rendered in connection with the application of financial accounting and reporting standards, review of registration statement and proxy related materials and access to an online research tool.

(3)	Tax fees consist of fees for tax compliance, tax planning and tax advice.

(4)	All Other Fees are fees for any service not included in the first three categories. Indicates fees for services related to the quality assurance review of our internal audit department and certain acquisition related matters. All services were approved by the Audit Committee.

Pre-Approval Policies Regarding Audit and Non-Audit Fees

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Prior to performing any audit services, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year and the expected fees for those services. If the engagement letter is approved, the Audit Committee will engage the independent registered public accounting firm to perform the audit.

For non-audit services, our management will submit to the Audit Committee for approval the list of non-audit services recommended by management which the Audit Committee should engage the independent registered public accounting firm to provide for the fiscal year. Prior to the performance of any of these services, our management and the independent registered public accounting firm each will confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of service and generally is subject to a specific budget. The Audit Committee also may pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process and the fees for services performed to date.

As permitted by statute, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee to ensure prompt handling of unexpected matters. The Chairman will report any action taken pursuant to this delegated authority to the Audit Committee at or before the next Audit Committee meeting.

All services performed by our independent registered public accounting firm in 2007 and 2008 were approved in accordance with the Audit Committee’s pre-approval policies.

AUDIT COMMITTEE REPORT

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee is composed of three independent directors who satisfy the requirements of independence established by NYSE listing standards and the SEC. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” under applicable SEC rules and NYSE listing rules, and that each of Mr. Finley and Dr. McFarland is an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available in the “Board Committees & Charters” section under “Corporate Governance” on our website at www.newpark.com and is also available in print upon request from our Corporate Secretary.

Management has primary responsibility for our financial statements and financial reporting processes and for the maintenance of internal controls and procedures designed to ensure compliance with applicable accounting standards, laws and regulations and ethical business standards. Our independent registered public accounting firm, the Deloitte Entities, are responsible for expressing an opinion on whether the company’s consolidated financial statements present fairly, in all material respects, the financial position of the company in accordance with accounting principles generally accepted in the United States. Additionally, the Deloitte Entities are responsible for expressing an opinion regarding the effectiveness of the company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also is responsible for the engagement, compensation and oversight of the independent registered public accounting firm.

In keeping with that responsibility, the Audit Committee meets regularly with management and the independent registered public accounting firm. Meetings with the independent registered public accounting firm are held both with and without management present, and the independent registered public accounting firm have direct access to the Audit Committee to discuss the scope and results of their work and their comments on the adequacy of internal controls and the quality of financial reporting. The Audit Committee met six times during the year ended December 31, 2009.

The Audit Committee has reviewed and discussed the company’s audited financials as of and for the year ended December 31, 2009 with management.

The Audit Committee reviewed, with the independent registered public accounting firm, the overall scope and plans for their audits. The Audit Committee has also reviewed and discussed the audited consolidated financial statements and internal controls over financial reporting with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. All section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence from our company and our management. The Audit Committee also reviewed the non-audit services provided by independent registered public accounting firm and concluded that the provision of those services is compatible with their independence.

We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we refer to as the 2009 Annual Report, in a timely fashion with the SEC in 2010. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2009 Annual Report. The Audit Committee also engaged the Deloitte Entities as our independent registered public accounting firm for the 2010 fiscal year. See above under the heading “Ratification of Appointment of Registered Public Accounting Firm” for additional information on the decision to again appoint The Deloitte Entities as our independent registered public accounting firm.

Audit Committee:

G. Stephen Finley, Chairman
James W. McFarland, Ph.D.
Gary L. Warren

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be considered for inclusion in our proxy materials for the 2011 Annual Meeting of Stockholders must be received by us by December 30, 2010. Proposals should be directed to the attention of the Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381. Any proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act as well as the procedures in our bylaws, and must include a brief description and text of the proposal, the name and address of the stockholder, the class and number of shares of stock owned by that stockholder, and any material interest of the stockholder in the proposal.

For proposals not intended to be submitted in next year’s proxy statement, but sought to be presented at our 2011 Annual Meeting of Stockholders, our bylaws provide that stockholder proposals, including director nominations, must be received at our principal executive offices no later than ninety (90) days prior to the date of our annual meeting; provided, that if the date of the annual meeting was not publicly announced more than one hundred (100) days prior to the date of the annual meeting, the notice by the stockholder will be timely if delivered to our principal executive offices no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was communicated to the stockholders. In addition, proxies to be solicited by the Board for the 2011 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 1, 2011. A copy of our bylaws may be obtained upon written request to our Corporate Secretary at our principal executive offices, 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381.

SEC rules and regulations provide that if the date of our 2011 Annual Meeting is advanced or delayed more than 30 days from the date of the 2010 Annual Meeting, stockholder proposals intended to be included in the proxy materials for the 2011 Annual Meeting must be received by us within a reasonable time before we begin to print and mail the proxy materials for the 2011 Annual Meeting. Upon determination by us that the date of the 2011 Annual Meeting will be advanced or delayed by more than 30 days from the date of the

2010 Annual Meeting, we will disclose that change in the earliest possible Quarterly Report on Form 10-Q or as otherwise permitted by the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of those reports furnished to us and written representations from our executive officers and directors, we believe that our officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in 2009.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

All stockholders of record as of the record date will receive a copy of our Notice of Internet Availability of Proxy Materials. Stockholders residing in the same household who hold their shares in the name of a bank, broker or other holder of record may receive only one Notice of Internet Availability of Proxy Materials. This process by which only one Notice of Internet Availability of Proxy Materials is delivered to multiple security holders sharing an address, unless contrary instructions are received from one or more of the security holders, is called “householding.” Householding may provide convenience for stockholders and cost savings for companies. Once begun, householding may continue unless instructions to the contrary are received from one or more of the stockholders within the household.

Street name stockholders in a single household who received only one copy of the Notice of Internet Availability of Proxy Materials may request to receive separate copies in the future by following the instructions provided on the voting instruction form sent to them by their bank, broker or other holder of record. Similarly, street name stockholders who are receiving multiple copies may request that only a single set of materials be sent to them in the future by checking the appropriate box on the voting instruction form. Otherwise, street name stockholders should contact their bank, broker, or other holder.

COPIES OF THIS PROXY STATEMENT AND THE 2009 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND EXHIBITS, ARE AVAILABLE PROMPTLY WITHOUT CHARGE BY CALLING (281) 362-6800, OR BY WRITING TO CORPORATE SECRETARY, NEWPARK RESOURCES, INC., 2700 RESEARCH FOREST DRIVE, SUITE 100, THE WOODLANDS, TEXAS 77381. If you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials, you also may request orally or in writing to receive a single copy by calling (281) 362-6800, or writing to Corporate Secretary, Newpark Resources, Inc., 2700 Research Forest Drive, Suite 100, The Woodlands, Texas 77381. However, if you wish to receive a paper proxy and voting instruction form or other proxy materials for participation and voting in this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials sent to you.

OTHER MATTERS

We do not presently know of any matters other than those described above that may be presented for stockholder action at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to direction by the Board of Directors.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. NEWPARK RESOURCES, 2700 RESEARCH FOREST DRIVE Electronic Delivery of Future PROXY MATERIALS SUITE 100 THE WOODLANDS, TEXAS 77381 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKSBELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All The Board of Directors recommends that you vote Except” and write the number(s) of the FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 David C. Anderson 02 Jerry W. Box 03 G. Stephen Finley 04 Paul L. Howes 05 James W. McFarland, PhD 06 Gary L. Warren The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2010. 0 0 0 Yes No R2.09.05.010 Please indicate if you plan to attend this meeting 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, 1 administrator, or other fiduciary, please give full title as such. Joint owners should each sign 0000066447 personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com . NEWPARK RESOURCES, INC. Annual Meeting of Stockholders June 10, 2010 This proxy is solicited by the Board of Directors The undersigned stockholder(s) hereby appoint(s) Paul L. Howes and Mark J. Airola, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NEWPARK RESOURCES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, CDT on June 10, 2010, at the Marriott Woodlands Waterway Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. R2.09.05.010 2 0000066447 Continued and to be signed on reverse side